Exhibit (a)(1)

                                 SBI AND COMPANY

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                               OF RAZORFISH, INC.
                               AT $1.70 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON JANUARY 6, 2003, UNLESS THE OFFER IS EXTENDED. IF THE OFFER IS EXTENDED, WE WILL NOTIFY STOCKHOLDERS BY A PRESS RELEASE OR OTHERWISE MAKE A PUBLIC ANNOUNCMENT.

This Offer (the "Offer") to acquire all of the outstanding shares of Class A and Class B Common Stock of Razorfish, Inc. (the "Company") at a cash purchase price of $1.70 per share is being made pursuant to an Acquisition Agreement and Agreement and Plan of Merger dated as of November 21, 2002 (the "Acquisition Agreement"), entered into by and among the Company, SBI and Company, and SBI Purchase Corp. SBI Purchase Corp. is a wholly-owned subsidiary of SBI and Company and was formed for the purpose of completing this transaction and, together with SBI and Company, is referred to hereafter as "SBI." The Acquisition Agreement provides for this Offer and, subsequently, the merger of SBI Purchase Corp. with and into the Company in a transaction in which all remaining stockholders of the Company, other than SBI and those stockholders validly exercising their right to appraisal of their shares under Delaware law, would also be entitled to receive $1.70 per share (or such higher price as is paid in the Offer), the same consideration as is being offered in this Offer. This Offer is subject to the terms and conditions set forth herein and in the related Letter of Transmittal. The purchase price for validly tendered shares will be paid promptly following the completion of the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS: (1) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE TO, AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS; (2) APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN; AND (3) RECOMMENDED THAT STOCKHOLDERS OF THE COMPANY TENDER THEIR SHARES IN THE OFFER.

THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK CALCULATED ON A FULLY DILUTED BASIS WHICH, BASED ON THE CAPITALIZATION OF THE COMPANY ON NOVEMBER 19, 2002, IS 2,783,599 SHARES (THE "MINIMUM CONDITION"); AND (2) THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE THE OFFER--CONDITIONS OF THE OFFER.

Any holder of shares desiring to tender his or her shares should complete and sign the Letter of Transmittal in accordance with its instructions and mail or otherwise deliver the Letter of Transmittal, together with the certificate evidencing the shares held by the stockholder, to Alpine Fiduciary Services, Inc. (the "Depositary"), at one of the addresses set forth on the Letter of Transmittal and the back cover of this Offer to Purchase. See The Offer--Procedures for Tendering Shares.

The Class A Common Stock of the Company is listed on the Nasdaq SmallCap Market under the symbol "RAZF." On November 21, 2002, the day before the announcement of the transaction, the last sale price as reported by Nasdaq was $1.88 per share. During the thirty trading days preceding the announcement of the transaction, the average last sale price of the Class A Common Stock as reported by Nasdaq, was approximately $1.56 per share. On December 5, 2002, the last day before the commencement of this Offer, the last sale price as reported by Nasdaq was $1.67 per share. You are urged to obtain current market prices for the Class A Common Stock of the Company prior to tendering your shares. The Company has 50 shares of Class B Common Stock outstanding which do not trade on an established market.

Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, or other offering materials should be directed to the Information Agent, Georgeson Shareholder Communications, Inc., at (866) 295-4326.

SBI HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SBI.

This Offer is not being made to, nor will any tender of shares be accepted from or on behalf of, stockholders in any jurisdiction in which the making of this Offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, SBI may, at its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION DESCRIBED HEREIN OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS DOCUMENT AND THE OTHER OFFERING DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 DEALER MANAGER

                  Georgeson Shareholder Securities Corporation

                  GEORGESON SHAREHOLDER SECURITIES CORPORATION
                           17 State Street, 10th Floor
                            New York, New York 10004

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                                TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................1
INTRODUCTION...................................................................5
THE COMPANY....................................................................6
   FORWARD-LOOKING INFORMATION.................................................7
   PRICE RANGE OF COMMON STOCK.................................................7
THE OFFER......................................................................8
   NUMBER OF SHARES; EXPIRATION DATE...........................................8
   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............................9
   PROCEDURES FOR TENDERING SHARES............................................10
   WITHDRAWAL RIGHTS..........................................................13
   CONDITIONS OF THE OFFER....................................................14
   PURPOSE AND CONSEQUENCES OF THE TENDER OFFER...............................15
   FINANCIAL FAIRNESS OF THE OFFER............................................17
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES...................................17
   EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS........................18
THE MERGER....................................................................19
   APPRAISAL RIGHTS...........................................................20
THE ACQUISITION AGREEMENT AND OTHER AGREEMENTS................................20
   BACKGROUND OF THE TRANSACTION..............................................20
   ACQUISITION AGREEMENT......................................................22
   CONFIDENTIALITY AGREEMENT..................................................29
SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER.................................30
   COMMITMENT LETTER..........................................................30
   REPRESENTATIVES............................................................30
LEGAL MATTERS; REGULATORY APPROVALS...........................................31
   GENERAL....................................................................31
ADDITIONAL INFORMATION........................................................32
SCHEDULE A--DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS OF SBI
   HOLDINGS INC., SBI AND COMPANY, AND SBI PURCHASE CORP......................33

SUMMARY TERM SHEET

SBI Purchase Corp. (the "Purchaser"), a wholly-owned subsidiary of SBI and Company ("we," "our," "us," or "SBI," all of which include the Purchaser) is offering to purchase all of the outstanding shares of the Company, at a cash purchase price of $1.70 per share. The following are some of the questions that you, as a stockholder of the Company, may have, and answers to those questions. The information in this summary is not complete and we urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal which, together with this Offer to Purchase, as amended or supplemented from time to time, collectively, constitute the "Offer."

WHO IS MAKING THE OFFER TO BUY MY SHARES?

The Purchaser, SBI Purchase Corp., is offering to purchase all shares of outstanding Class A and Class B Common Stock of the Company. The Purchaser is a Delaware corporation that was recently formed for the specific purpose of making this Offer and completing the Merger (as defined below) and is a wholly-owned subsidiary of SBI and Company, a Utah corporation. We are privately-held and do not have any publicly-traded securities. See Introduction and The Offer--Purpose and Consequences of the Tender Offer.

HOW MUCH ARE YOU OFFERING TO PAY?

We are offering to pay $1.70 per share in cash. If you are the record holder of your shares and you tender your shares directly to the Depositary (as defined below) in this Offer, you will not have to pay brokerage fees or similar expenses. If you hold your shares through a broker or other institution and you ask your broker or other registered holder to tender your shares on your behalf, you may be charged a fee for doing so. You should contact your broker or other institution to determine the amount of any fee. See The Offer--Acceptance for Payment and Payment for Shares.

WHEN WILL I RECEIVE PAYMENT FOR MY SHARES?

The cash price of $1.70 per validly tendered share (or such higher price as is paid in the Offer) will be paid promptly following the completion of this Offer. No interest will accrue or be paid on the cash amount payable to you, regardless of when paid. See The Offer--Acceptance for Payment and Payment for Shares.

WHAT WILL HAPPEN AFTER THE TENDER OFFER?

To the extent that we do not acquire all of the outstanding shares of the Company's common stock through this Offer, the Purchaser will be merged into the Company (the "Merger"). In connection with the Merger, all of the outstanding shares of the common stock of the Company, other than those shares held by us or by those stockholders validly exercising their right to appraisal of their shares under Delaware law, will be converted into the right to receive $1.70 per share (or such higher price as is paid in the Offer). If we acquire sufficient shares of Company common stock through this Offer so that we hold 90% or more of the outstanding shares of Class A Common Stock subsequent to the Offer, this will be accomplished by a short form merger that will not require a vote of the stockholders under Delaware law. If we hold less than 90% of the outstanding shares of the Class A Common Stock following completion of this Offer, the Merger will require a vote of the Company's stockholders. Holders of Class B shares are not entitled to vote with respect to the Merger or the Acquisition Agreement. Upon successful completion of the Offer, we will own more than 50% of the outstanding shares of common stock on a fully diluted basis. Since we are contractually committed to vote the shares held by us in favor of the adoption and approval of the Acquisition Agreement and the transactions contemplated thereby, the Merger will be approved. If we do not receive tenders for at least a majority of the outstanding common stock so that we do not meet the Minimum Condition, we will not accept the shares tendered, unless, with the prior written consent of the Company, we elect to waive the Minimum Condition, and such shares will be returned to the tendering shareholders. See The Offer--Purpose and Consequences of the Tender Offer.

WILL THE COMPANY'S COMMON STOCK CONTINUE TO TRADE ON NASDAQ?

No. If the Merger is completed, the Company will no longer be publicly-owned. Even if the Merger is not completed, upon completion of the Offer, we would be majority owners of the Company and there may be so few remaining stockholders or publicly-held shares or the market price for the Company's stock could decline to a level where the Company would not meet the continued listing requirements for Nasdaq. In such event, the common stock could be delisted from the Nasdaq SmallCap Market. If the number of stockholders is sufficiently reduced, the Company may file an application with the SEC to terminate its obligations to make public filings, which would also result in the elimination of publicly available information about the Company and the public trading market for the Company's common stock. See The Offer--Purpose and Consequences of the Tender Offer.

WHAT DOES THE BOARD OF DIRECTORS OF THE COMPANY THINK OF THE OFFER?

We are making the Offer pursuant to the Acquisition Agreement, which was approved by the board of directors of the Company. The board of directors of the Company also approved this Offer and the Merger. In connection with its approval of the Acquisition Agreement and the transactions described in the Acquisition Agreement, the board of directors of the Company concluded that the Offer and Merger are fair and advisable to the Company and its stockholders and in their best interests, and recommends that stockholders of the Company tender their shares of common stock to SBI in the Offer and, if a vote of the stockholders is required, approve and adopt the Acquisition Agreement and the Merger.

DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

SBI Holdings Inc., the corporate parent of SBI and Company, will provide us with sufficient funds so that, together with our cash on hand, we will have the cash necessary to purchase all shares validly tendered into this Offer and to pay all remaining public stockholders of the Company in connection with the Merger. SBI Holdings Inc. is acquiring up to $12 million from a loan from one or more funds or accounts (the "Lenders") which are managed by Cerberus Capital Management, L.P., an affiliate of Madeleine L.L.C., the majority stockholder of SBI Holdings Inc., pursuant to a Financing Commitment Letter, dated November 21, 2002, between Cerberus Capital Management, L.P. and SBI Holdings Inc. (the "Commitment Letter"). We have not made arrangements for an alternative source of financing and the Offer is not subject to a financing condition. See Source of Funds for and Expenses of the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?

You will have until Midnight, Eastern Time, on January 6, 2003, the expiration date, to deliver a Letter of Transmittal (a copy of which has been filed as Exhibit (a)(1)(B) to the Schedule TO filed by us with the SEC (together with any amendments, supplements, schedules, annexes, and exhibits thereto, the "Schedule TO")), and the necessary accompanying documents to the Depositary, or otherwise validly tender your shares in accordance with the terms and conditions of the Offer, unless that date is extended or we elect to provide a subsequent offering period. Under the terms of the Acquisition Agreement, we can, and at the request of the Company will, (1) extend the Offer from time to time beyond the then current expiration date if at that date (or any applicable extension of that date) certain conditions to the Offer set forth in the Acquisition Agreement will not be satisfied or waived, until those conditions have been satisfied or waived; provided that if all conditions other than the Minimum Condition (as defined below) are satisfied or waived, we may on one occasion extend the Offer beyond the then current expiration date for a period of up to 20 business days, and (2) extend the Offer for any period required by the Securities and Exchange Commission (the "SEC") or the rules and regulations adopted under applicable securities laws; provided, that the expiration of the offering period will not be extended in any event beyond February 28, 2003. In the event that we accept the shares tendered into the Offer, but hold less than 90% of the outstanding common stock subsequent to that acceptance, we can, at our discretion, provide for a subsequent offering period of 3 to 20 business days during which any additional tenders would be accepted when properly delivered to the Depositary Agent and would not be entitled to withdrawal rights. See The Offer--Number of Shares; Expiration Date, -Conditions of the Offer and -Extension of Tender Period; Termination; Amendments.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the Offer is extended or we elect to provide a subsequent offering period, we will make a public announcement of our decision not later than 9:00 a.m., Eastern Time, on the next business day after the date on which the Offer was previously scheduled to expire. See The Offer--Number of Shares; Expiration Date and -Extension of Tender Period; Termination; Amendments.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

This Offer is conditioned on at least a majority of the outstanding shares of common stock, calculated on a fully diluted basis, being validly tendered and not withdrawn prior to the closing of the Offer. Based on the capitalization of the Company on November 19, 2002, the number of shares required to satisfy this condition is 2,783,599, and we do not expect it to change materially. This condition is referred to in this Offer to Purchase as the "Minimum Condition." For purposes of this Offer to Purchase and the Acquisition Agreement, "fully diluted basis" means the number of shares of common stock of the Company issued and outstanding at the time of determination, plus all shares of common stock of the Company issuable upon conversion or exercise of all outstanding options, warrants or rights to purchase shares of common stock of the Company. The Offer is also subject to certain other conditions as described in The Offer--Conditions of the Offer.

Subject to the provisions of the Acquisition Agreement and the Commitment Letter, we have the right to amend the Offer, to waive the conditions, other than the Minimum Condition, or, to the extent that one or more of the conditions are not satisfied, to withdraw or terminate the Offer, whether or not you have already tendered your shares. See The Offer--Conditions of the Offer.

HOW DO I TENDER MY SHARES?

You can tender your shares by completing and sending the enclosed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, including your stock certificates to Alpine Fiduciary Services, Inc. (the "Depositary"), at one of the addresses set forth on the back cover of this Offer. If your shares are held in "street name" for you by your broker, you must instruct your broker to tender the shares on your behalf or obtain certificates registered directly in your name. If the certificates for your shares are not immediately available or your broker cannot otherwise tender your shares on a timely basis, you may act through a broker, bank, or other eligible institution to tender your shares by using the procedure for guaranteed delivery. See The Offer--Procedures for Tendering Shares.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES AND UNTIL WHAT TIME CAN I WITHDRAW THEM?

You can withdraw previously tendered shares at any time until the expiration date of the Offer, including any extension. To withdraw tendered shares you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to the Depositary while you still have the right to withdraw the tendered shares. Once withdrawn, you may re-tender shares only by again following one of the delivery procedures prior to the expiration of the Offer, or any subsequent expiration date if the Offer is extended. See The Offer--Withdrawal Rights.

WHAT ARE THE MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES AND I AM A UNITED STATES PERSON?

Under federal tax provisions, for most stockholders who are United States persons, the sale of the shares in connection with the Offer will generally result in a taxable capital gain or loss based on the difference between the $1.70 per share Offer price (or such higher price as is paid in the Offer) and the tax basis of the shares tendered. Such gain or loss would be taxed at long-term or short-term rates depending on the time you have held your shares that you tender. It is possible, however, depending upon your individual circumstances, that special tax rules may apply to alter your tax treatment and you should consult your tax advisor prior to electing to tender your shares in the Offer. To avoid backup withholding of United States federal income tax at a 30% rate, stockholders who are United States persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal. Non-United States persons should submit a properly completed IRS Form W-8BEN to the Depositary to avoid such backup withholding. See The Offer--Material Federal Income Tax Consequences.

HAVE ANY OF THE COMPANY'S STOCKHOLDERS COMMITTED TO TENDERING THEIR SHARES?

No, but all of the directors and executive officers of the Company, who collectively own 3,397 shares of the outstanding stock of the Company (which represents less than 1% of the outstanding shares on a fully diluted basis) have indicated their intention to tender their shares into the Offer, provided that such a tender would not result in liability under the short-swing profit provisions of the federal securities laws. See Introduction and The Acquisition Agreement and Other Agreements.

WHAT HAPPENS IF I DECIDE NOT TO TENDER?

Since we believe that the Company's common stock is widely-held without significant ownership blocks and we have not entered into agreements with any shareholders to tender their shares into the Offer, if you do not tender you increase the risk that the Minimum Condition will not be satisfied. If you do not tender and the Offer is completed and the Merger takes place, you will be entitled to receive $1.70 per share (or such higher price as is paid in the Offer) in connection with the completion of the Merger (assuming you do not exercise your appraisal rights under Delaware law). Therefore, if the Merger is completed, the only differences between tendering your shares and not tendering your shares are that you will be paid earlier if you tender and you will be entitled to rights of appraisal in connection with the Merger if you do not tender. On completion of the Offer, we will own a majority of the Company's issued and outstanding stock. We are contractually committed to vote these shares in favor of the adoption and approval of the Acquisition Agreement and the transactions contemplated thereby. Consequently, unless there is a failure of one of the conditions to the Merger, if the Offer is completed, the Merger will be completed. See The Offer--Conditions of the Offer.

IS THE FINANCIAL CONDITION OF SBI MATERIAL TO MY DECISION?

We do not believe that our financial condition is material to your decision whether or not to tender your shares of Company common stock since the Offer is solely for cash and the Offer is not subject to a financing condition. Furthermore, the Offer is for all of the outstanding shares of the Company common stock and, on completion of the Merger, any remaining stockholders of the Company, other than us, will only be entitled to receive cash for their shares.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

You can call Georgeson Shareholder Communications, Inc., which is acting as Information Agent, at (866) 295-4326, to ask questions about the Offer and the procedures for tendering your shares.

                                  INTRODUCTION

This Offer is being made by the Purchaser, SBI Purchase Corp., and is the initial step in our acquisition of all of the outstanding stock of the Company. The Offer is for all of the outstanding Class A and Class B Common Stock, par value $0.01 per share, of the Company at an Offer price of $1.70 per share. We are making the Offer pursuant to the provisions of the Acquisition Agreement between us and the Company. The Acquisition Agreement was negotiated at arms length between us and the Company and approved by our board and the board of directors of the Company. The Acquisition Agreement was signed as of November 21, 2002, and publicly announced on November 22, 2002.

The Acquisition Agreement was entered into by SBI, SBI Purchase Corp., our wholly-owned subsidiary that was formed for the purpose of completing the acquisition, and the Company. The Agreement provides for us to make the Offer for all of the outstanding shares of common stock, par value $0.01 per share, of the Company at a cash Offer price of $1.70 per share. This Offer is subject to satisfaction of the Minimum Condition, as well as certain other conditions. Based on the capitalization of the Company on November 19, 2002, the number of shares that must be validly tendered and not withdrawn to satisfy the Minimum Condition is 2,783,599, and we do not expect it to change materially. The Company has been advised that its executive officers and directors intend to tender their shares into the Offer, unless to do so would create potential liability pursuant to Section 16 of the Exchange Act.

If the Offer is successfully completed, the Acquisition Agreement provides for the merger of the Purchaser into the Company, with the Company being the surviving entity. In connection with the Merger, all of the outstanding shares of the common stock of the Company, other than those shares held by us or by those stockholders validly exercising their right to appraisal of their shares under Delaware law, will be converted into the right to receive $1.70 per share (or such higher price as is paid in the Offer). Consequently, if the Merger is completed, the only differences between tendering your shares into this Offer and not tendering your shares are that you will receive your money more quickly if you tender and you will be entitled to appraisal rights in connection with the Merger if you do not tender. On completion of the Merger, the Company will cease to be publicly-held, will no longer file periodic reports with the SEC, and will not have a trading market for its shares. This may occur even if the Merger is not completed in the event that the number of stockholders of the Company is reduced below certain minimum levels as a result of the completion of the Offer. In addition, the common stock of the Company could be de-listed from the Nasdaq SmallCap Market subsequent to the consummation of the Offer and prior to the Merger in the event that the consummation of the Offer results in the Company failing to meet the minimum continued listing requirements of the Nasdaq SmallCap Market. The Company will continue its business subsequent to the completion of this Offer as our majority-owned subsidiary and, subsequent to the Merger, as our wholly-owned subsidiary.

At a meeting held on November 21, 2002, the Board of Directors of the Company, by unanimous vote of all the directors (i) determined that the Offer and the Merger are fair to, advisable to and in the best interests of the Company and its stockholders, (ii) approved the Acquisition Agreement and the transactions provided for therein, including the Offer and the Merger and (iii) recommended that stockholders of the Company tender their shares in the Offer, and, if a shareholder vote is required, approve and adopt the Acquisition Agreement and the Merger.

The Company retained Gerard Klauer Mattison & Co., Inc. ("Gerard Klauer Mattison") to assist it in exploring strategic alternatives and evaluating proposals received by the Company, including our proposal. The Company concluded that our proposal was the most favorable to the Company and its stockholders and Gerard Klauer Mattison provided an opinion to the board of directors of the Company dated November 21, 2002 that the $1.70 per share to be received by the stockholders of the Company in the Offer and Merger was fair, from a financial point of view, to the stockholders of the Company. The recommendation of the Company and the fairness opinion provided by Gerard Klauer Mattison are described in the Solicitation/Recommendation Statement of the Company on
Schedule 14D-9, which is being mailed to the stockholders of the Company together with this Offer to Purchase. Stockholders are urged to read the Solicitation/Recommendation Statement in its entirety prior to making a decision to tender their shares in this Offer.

This Offer will be open until Midnight, Eastern Time, on January 6, 2003. Stockholders of the Company wishing to tender their shares in the Offer must submit the Letter of Transmittal and other appropriate documentation prior to that time unless the Offer is extended. If the Offer is extended, we will make a public announcement of the extension by 9:00 a.m. Eastern Time on the next business day after the Offer is due to expire.

On successful completion of the Offer, we are entitled to appoint at least a majority of the board of directors of the Company and will have effective control of its business and operations. The Acquisition Agreement requires us to proceed with the Merger and, to the extent required, to vote all of the Company's shares acquired by us in the Offer in favor of the adoption and approval of the Acquisition Agreement and the transactions contemplated thereby. On completion of the Merger, we will have complete ownership and control of the Company. If we acquire at least 90% of the issued and outstanding shares of the Class A Common Stock of the Company in the Offer, the vote of the Company's stockholders would not be required to effect the Merger under Delaware law and the Merger would be completed shortly after the closing of the Offer. If we acquire less than 90% of the Class A Common Stock, a vote of the Company's stockholders would be required in order to effect the Merger and the Company would prepare and disseminate a proxy or information statement to its stockholders. However, we will hold a majority of the outstanding common stock and are contractually obligated to vote the shares in favor of the Merger, so that the requisite stockholder vote would be obtained and the Merger would be completed absent the failure of another contractual condition. If the Minimum Condition is not satisfied, we would not complete the Offer unless, with the consent of the Company, we elect to waive the Minimum Condition, and consequently the Merger would not be consummated.

The name of the Company is Razorfish, Inc., a Delaware corporation, and its principal executive offices are located at 11 Beach Street, New York, New York 10013. Its telephone number is (212) 966-5960. This Offer is for all of the outstanding shares of common stock, par value $0.01 per share, of the Company. The Class A Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "RAZF." The Class B Common Stock does not trade on any organized market. As of November 19, 2002, there were 4,834,974 shares of the Class A Common Stock and 50 shares of the Class B Common Stock outstanding.

This Offer is being made by SBI Purchase Corp., a Delaware corporation and a newly-formed, wholly-owned, subsidiary of SBI and Company, a Utah corporation. SBI and Company is, in turn, a wholly-owned subsidiary of SBI Holdings Inc., a Utah corporation. The business address for each entity is 2825 East Cottonwood Parkway, Suite 480, Salt Lake City, Utah 84121. The business telephone number is
(801) 733-3200. The name and business address of each person controlling us and the name, business address, citizenship, principal occupation, and employment history for the past five years of our executive officers and directors, and those of the persons controlling us, is included on Schedule "A" attached hereto and incorporated herein by this reference.

THIS OFFER TO PURCHASE AND THE ENCLOSED TRANSMITTAL LETTER CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION TO TENDER YOUR SHARES.

                                   THE COMPANY

The following is a brief summary of certain information concerning the Company derived from its periodic reports filed with the SEC. Additional information, including the financial statements of the Company, are contained in the periodic reports filed by the Company with the SEC. See Additional Information. Holders of common stock should carefully review these periodic reports in making their decision whether or not to tender their shares in the Offer.

The Company is a technology consulting company founded in 1995. The Company provides consulting services designed to enhance its clients' communications and commerce with their customers, suppliers, employees and other partners through the use of digital technologies, including internet-driven solutions.

Throughout 2001 and through the third calendar quarter of 2002, demand for information technology services and in particular, internet-driven solutions, declined, not only for the Company but for much of the technology consulting sector. During that time, the Company has experienced increased competitive pressure from traditional management and consulting IT services firms as well as smaller newcomers. Excess capacity caused many companies, including the Company, to reduce personnel and divest operations.

FORWARD-LOOKING INFORMATION

This document and the documents incorporated herein by reference include forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those listed under "Risk Factors" and "Factors Affecting Future Operating Results" in the Company's public filings, including annual and quarterly reports.

In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative or other variations of these words, or other comparable words or phrases.

These forward-looking statements are based on certain assumptions and are subject to a number of risks and uncertainties. Such uncertainties include, but are not limited to:

      o the risk of unanticipated trends and conditions in the Company's industry;
      o there is a risk that the Company will not have sufficient capital to maintain and/or expand its operations;
      o there is a risk that the Company will not be able to keep pace with the changing communications technologies;
      o the risk that the Company will not be able to maintain its reputation and expand its name recognition;
      o the risk that the Company will be unable to address or resolve financial, operational, and managerial challenges arising from the Company's restructuring efforts;
      o the Company is involved in litigation, including class action lawsuits and a shareholder's derivative action, that has been costly and time-consuming;
      o there has been substantial turnover in the Company's management team;
      o the general adverse market conditions in the industry in which the Company is active have had significant impact on the Company's financial condition and results of operations;
      o     intense competition in the Company's industry; and
      o other risks, including those detailed from time to time in the Company's annual and periodic reports to stockholders as filed with the SEC. See The Offer and Additional Information.

These forward-looking statements are based on management's expectations as of the date of this document, or if incorporated by reference from a document as of an earlier date, the earlier date. Actual future performance and results could differ materially from those contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this Offer to Purchase. You are cautioned not to place undue reliance on these projections, forecasts and forward-looking statements.

PRICE RANGE OF CLASS A COMMON STOCK

The Class A Common Stock of the Company is listed on the Nasdaq SmallCap Market under the symbol "RAZF." The following table sets forth the highest and lowest last sales prices of the Class A Common Stock as reported by Nasdaq, for each of the calendar quarters indicated:

         Quarter Ended                         High          Low
         -------------                         ----          ---

         December 29, 2000                  $296.280       $31.893
         March 30, 2001                     $ 76.898       $13.141
         June 29, 2001                      $ 48.305       $10.321
         September 28, 2001                 $ 17.402       $ 4.50
         December 31, 2001                  $ 12.601       $ 5.101
         March 28, 2002                     $  7.501       $ 3.90

         June 28, 2002                      $ 14.371       $ 3.90
         September 30, 2002*                $  5.401       $ 1.18
         October 1 through
           December 5, 2002                 $  1.88        $ 1.11

*On July 16, 2002, the Company effected a 1-for-30 reverse stock split with respect to the Class A Common Stock. Accordingly, the prices for the periods prior to July 16, 2002, have been adjusted to post-split prices.

On November 21, 2002, the last trading day prior to the announcement of the Acquisition Agreement, the last reported sale price of the Class A Common Stock on Nasdaq was $1.88 per share. During the thirty trading days preceding the announcement of the transaction, the average last sale price of the Class A Common Stock as reported by Nasdaq, was approximately $1.56 per share. On December 5, 2002, the last day before the commencement of this Offer, the last reported sale price of the Class A Common Stock on Nasdaq was $1.67 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE CLASS A COMMON STOCK PRIOR TO TENDERING YOUR SHARES.

There is no established trading market for the Class B Common Stock of the Company and, consequently, information about historical trading prices is not available.

THE OFFER

NUMBER OF SHARES; EXPIRATION DATE


On the terms and subject to the conditions described herein and in the accompanying Letter of Transmittal, we are offering to purchase all of the outstanding shares of common stock of the Company at a cash purchase price of $1.70 per share. As of November 19, 2002, there were 4,834,974 shares of Class A Common Stock and 50 shares of Class B Common Stock outstanding. If you tender certificates registered in your name directly to the Depositary, you will not be obligated to pay brokerage commissions or solicitation fees on the sale of your shares into this Offer. If you hold your shares through a broker, bank, or other intermediary, you should consult with such holder to determine any fees that may be applicable if you tender your shares through it. The expiration date of the Offer is Midnight, Eastern Time, on January 6, 2003, unless the Offer is extended, in which case we will make a public announcement of the extended date. We may provide for a subsequent offering period to begin immediately following the expiration of the Offer. If we do so, we will announce the results of the Offer, including the number and percentage of shares of Class A and Class B Common Stock deposited as of that time no later than 9:00 a.m. Eastern Time on the day following the expiration of the initial offering period. The Offer is conditioned on at least a majority of the outstanding shares of common stock, calculated on a fully diluted basis, being validly tendered and not withdrawn prior to the expiration of the Offer. At November 19, 2002, this number was 2,783,599 shares and we do not expect it to change materially. The Offer is also subject to certain other conditions. See the discussion under Conditions of the Offer below. If your shares are accepted, you will be entitled to receive a cash payment of $1.70 per share that will be paid promptly after the closing of the Offer.


The Company has been advised that the directors and executive officers of the Company intend to tender the shares held by them into this Offer, unless to do so would create potential liability pursuant to the short-swing profit provisions of Section 16 of the Exchange Act.

Subject to the applicable regulations of the SEC and the provisions of the Acquisition Agreement and the Commitment Letter, we expressly reserve the right to: (i) extend the period during which tenders can be made and accepted; (ii) provide a subsequent offering period during which tenders will be immediately accepted; (iii) terminate the Offer and not accept for payment any shares upon the occurrence of any of the conditions specified in Conditions of the Offer below; and (iv) waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such extension, delay, termination, waiver, or amendment to the Depositary and, to the extent required by governing law, by making a public announcement thereof. The Acquisition Agreement and the Commitment Letter prohibit us from waiving or changing, without the consent of the Company or the Lenders, as applicable, the Minimum Condition, changing the form of consideration, decreasing the Offer price or the number of shares subject to the Offer, imposing additional conditions on the Offer, modifying any conditions to the Offer in a manner adverse to holders of Company shares, making any other change in the Offer that is in any manner adverse to holders of Company shares, extending the offering period unless the Minimum Condition or another condition to closing has not been satisfied or waived or, if any such condition has not been satisfied or waived, extending the Offer for a period exceeding 20 business days. Any extension, delay, termination, or amendment to the Offer will be followed as promptly as practicable by a public press release or mailing a notice to all stockholders, or by the Company filing a report on Form 8-K. In the case of an extension or a subsequent offering period, the announcement will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by a press release issued no later than 9:00 a.m. on the next business day after the termination of the initial offering period.

In the event that the Minimum Condition is satisfied or, with the consent of the Company waived, but we do not receive valid tenders for at least 90% of the outstanding shares of Class A Common Stock of the Company prior to the expiration of the Offer, we may provide for a subsequent offering period. In the event of a subsequent offering period, all shares tendered prior to the then current expiration date of the Offer would be accepted for payment and promptly paid for, and the withdrawal rights with respect to such shares would be eliminated. All shares tendered during the subsequent offering period would be accepted immediately upon the tender and promptly paid for, and would not be subject to withdrawal rights. The subsequent offering period would be for a period of time established by us in accordance with the applicable SEC requirements, ranging from 3 to 20 business days. The consideration paid by us for shares tendered during the subsequent offering period would be the same as the Offer price of $1.70 per share (or such higher price as is paid in the initial offering period including extensions). In the event that we provide a subsequent offering period, we will issue a press release or otherwise make a public announcement.

If we make a material change in the terms of the Offer or other information concerning the Offer, or if we waive a material condition of the Offer, we may be required to extend the Offer. The minimum period during which an Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in the Offer price or a change in the number of shares sought, generally depends on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in the Offer price or a change in the number of shares subject to the Offer, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID TO STOCKHOLDERS WITH RESPECT TO THE OFFER PRICE, REGARDLESS OF ANY EXTENSION OF THE OFFER PERIOD OR DELAY IN PAYMENT OF THE OFFER PRICE.

If, prior to the expiration date, we decide to change, with the consent of the Company, the consideration being offered in the Offer, such change will be applicable to all stockholders whose shares are accepted for payment pursuant to the Offer, whether they have tendered their shares before or after the change.

For purposes of this Offer, a "business day" means any day other than Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

Under applicable law, we may not make any purchases, or arrange for any purchases, of the common stock or any right to purchase the Company's common stock, otherwise than pursuant to the Offer, until at least ten business days after the expiration date of the Offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of common stock whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) all outstanding shares of the Company's common stock that are tendered and not validly withdrawn prior to the expiration date of the Offer. All questions as to the satisfaction of the procedures for tender or withdrawal will be determined by us in our discretion, which determination will be final and binding, absent demonstrable error. See Number of Shares; Expiration Date and Conditions of the Offer.

Promptly after the expiration date, we will accept for payment, and pay a purchase price in cash of $1.70 per share (or such higher price as is paid in the Offer) for the shares of common stock validly tendered and accepted by us.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) shares of common stock tendered and not validly withdrawn as, if, and when we give oral or written notice to the Depositary of our acceptance for payment of such shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares accepted for purchase will be made by deposit of the purchase price with the Depositary, which will act as the agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose shares have been accepted for payment. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing the shares (the "Certificates"), a timely confirmation of the book-entry transfer of the shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") or a timely confirmation from the Book-Entry Transfer Facility of the tender of the shares through the Book-Entry Transfer Facility's automated tender offer program (the "Automated Tender Offer Program"); (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal, together with all required signature guarantees), an Agent's Message (as defined below) in the case of a book-entry transfer or the ATOP Acknowledgment (as defined below) in the case of a tender through the Automated Tender Offer Program; and (iii) any other documents required by the Letter of Transmittal.

Participants in the Book-Entry Transfer Facility may tender their shares in accordance with the Automated Tender Offer Program to the extent the program is available to them for the shares they wish to tender. A stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against the stockholder (such acknowledgment being the "ATOP Acknowledgment").

If the Purchaser is delayed in its acceptance for payment of, or payment for, shares or is unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Number of Shares; Expiration Date and Conditions of the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Withdrawal Rights.

If any tendered shares are not purchased pursuant to the Offer for any reason, share certificates will be returned, without expense to the tendering stockholder (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Procedures for Tendering Shares, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or an exemption therefrom, is submitted.

PROCEDURES FOR TENDERING SHARES

In order for a holder of shares of common stock of the Company to validly tender shares pursuant to the Offer either: (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), together with any required signature guarantees, an Agent's Message (in connection with a book-entry transfer), or the ATOP Acknowledgment (as defined in the Offer to Purchase) in the case of tender through the Automated Tender Offer Program, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates for tendered shares must be received by the Depositary at one of such addresses prior to the expiration date of the Offer, (ii) tendered shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary prior to the expiration date of the Offer, or
(iii) tendered shares must be delivered pursuant to the Book-Entry Transfer Facility's procedures for the Automated Tender Offer Program (to the extent such program is available to them for the shares they wish to tender) prior to the expiration date of the Offer or (b) prior to the expiration of the Offer, the tendering stockholder must comply with the guaranteed delivery procedures set forth herein. If your shares are held in a brokerage account or in the name of a bank, trust, or other holder on your behalf, you need to instruct such holder to tender your shares on your behalf or obtain a certificate registered directly in your name. As a result of delays inherent in obtaining a certificate registered directly in your name, you may be unable to submit your certificates to the Depositary prior to the expiration date if you elect this method. In such event, your shares would not be accepted for payment.

A STOCKHOLDER WHO HOLDS SHARES THROUGH A BROKER OR BANK IS URGED TO CONSULT THE BROKER OR BANK TO DETERMINE WHAT TRANSACTION COSTS ARE APPLICABLE IF THE STOCKHOLDER TENDERS SHARES THROUGH THE BROKER OR BANK AND NOT DIRECTLY TO THE DEPOSITARY.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, WE RECOMMEND USING PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal or shares tendered with the Letter of Transmittal, (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this paragraph, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the shares) of the shares tendered with the Letter of Transmittal, unless such registered holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if the shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal, on all certificates endorsed to a person other than the registered holder(s) thereof and on all stock powers must be guaranteed by an Eligible Institution. An "Eligible Institution" means any one of the following: (1) banks (as defined in Section 3(a) of the Federal Deposit Insurance Act, as amended); (2) brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Exchange
Act); (3) credit unions (as defined in Section 19(b)(1)(A) of the Federal Reserve Act, as amended); (4) national securities exchanges, registered securities associations and clearing agencies (as used under the Exchange Act); and (5) savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act, as amended), which, in each case, are members of an approved Signature Guarantee Medallion Program. If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned to a person other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the share certificate, with the signature(s) on such share certificate or stock powers guaranteed by an Eligible Institution.

Book-Entry Transfer. The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent's Message in the case of a book-entry transfer, or ATOP Acknowledgment in the case of a tender through the Automated Tender Offer Program, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration date of the Offer; or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against the participant.

Guaranteed Delivery. If a stockholder desires to tender shares of common stock pursuant to the Offer and the share certificates are not immediately available, the stockholder cannot deliver the share certificates and all other required documents to the Depositary prior to the expiration date, or the stockholder cannot comply with the book-entry transfer procedures or the Automated Tender Offer Program procedures of the Book-Entry Transfer Facility on a timely basis, the shares may nevertheless be tendered, provided that all the following conditions are satisfied:

      (a) the tender is made by or through an Eligible Institution;

      (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form included with this Offer to Purchase, is received prior to the expiration date by the Depositary as provided below; and

      (c) the share certificates (or a Book-Entry Confirmation or confirmation from the Book-Entry Transfer Facility of delivery through the Automated Tender Offer Program), in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed (or a manually signed facsimile thereof), with any required signature guarantees or in the case of a book-entry transfer, an Agent's Message, or in the case of delivery through the Automated Tender Offer Program, an ATOP Acknowledgment, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery.

Appointment. By executing the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints the designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares tendered by such stockholder and accepted for payment by us and with respect to any and all other shares or other securities or rights issued or issuable in respect of such shares. Such appointment and powers will be considered irrevocable and coupled with an interest in the tendered shares. Such appointment will be effective when, and only to the extent that, we accept for payment shares tendered by such stockholder as provided herein. Such acceptance for payment shall, without further action, revoke any prior powers of attorney and proxies granted by the tendering stockholder at any time with respect to such shares (and all shares and any other securities issued in distributions in respect of such shares), and no subsequent powers of attorney, proxies or revocations may be given by the tendering stockholder with respect thereto (and, if given, will not be deemed effective). Our designees (or their substitutes) will thereby be empowered to exercise all voting and other rights with respect to such shares and other securities or rights, including, without limitation, voting in any annual, special, or adjourned meeting of the Company's stockholders, taking action by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for shares to be deemed validly tendered, we must be able to exercise full voting, consent, and other rights with respect to such shares and other related securities or rights, including voting at any meeting of stockholders.

Determination of Validity. All questions as to the number of shares to be accepted, the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of shares will be determined by us in our discretion, which determination shall be final and binding on all parties, absent demonstrable error. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the terms of the Acquisition Agreement, to waive any condition of the Offer. In addition, we reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Neither we, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

Lost, Destroyed, or Stolen Certificates. If any certificates for the shares have been lost, destroyed, or stolen, stockholders should contact the Depositary immediately at the address and telephone number set forth on the back cover of this Offer to Purchase. In such event, the Depositary will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed, or stolen certificates. The purchase price with respect to the relevant shares will not be paid until the procedures for replacing lost, destroyed, or stolen certificates have been followed.

TO PREVENT BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH UNITED STATES PERSON WHO IS A STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT THE STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL OR ESTABLISH THAT IT IS ENTITLED TO AN EXEMPTION FROM BACKUP WITHHOLDING IN THE MANNER REQUIRED. NON-UNITED STATES STOCKHOLDERS SHOULD SUBMIT A COMPLETED IRS FORM W-8BEN TO AVOID BACKUP WITHHOLDING IN THE UNITED STATES. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS THAT WOULD OTHERWISE BE MADE TO THE STOCKHOLDER.

Tendering Stockholder's Representation and Warranty; our Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that you own the shares, free and clear of all claims and encumbrances you have full right and authority to sell the shares to us without the consent of any other person and we will obtain good title to the shares free and clear of all claims and encumbrances upon our acceptance of the shares for payment. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between you and us according to the terms and conditions of the Offer.

CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US. ANY SUCH DOCUMENTS DELIVERED TO US MAY NOT BE FORWARDED TO THE

DEPOSITARY AND THEREFORE MAY NOT BE DEEMED TO BE VALIDLY TENDERED.

WITHDRAWAL RIGHTS

The tender of shares into the Offer is irrevocable except that tendered shares may be withdrawn at any time prior to Midnight, Eastern Time, January 6, 2003, unless the Offer is extended, in which event shares may be withdrawn any time prior to the newly established expiration date. If tendered shares are not accepted for payment and paid for by us pursuant to the Offer on or before February 4, 2003, such shares may be withdrawn. If the Offer is extended, if we delay in our acceptance for payment of shares, or if we are unable to accept shares for payment pursuant to the Offer, the Depositary may, nevertheless, on our behalf, retain tendered shares, and the shares remain subject to acceptance by us except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Shares that have been tendered and not withdrawn prior to the final expiration date may not thereafter be withdrawn even if we provide for a subsequent offering period. Shares tendered during a subsequent offering period will be immediately accepted and may not be withdrawn.

For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be received by the Depositary in a timely manner at the address set forth on the back cover of this Offer. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered the shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the certificate number shown on the certificates must be submitted to the Depositary and unless the shares have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer or the Automated Tender Offer Program in accordance with this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with such Book-Entry Transfer Facility's procedures. No withdrawal rights will apply to shares tendered into a subsequent offering period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a subsequent offering period with respect to shares tendered in the Offer and accepted for payment prior to the commencement of the subsequent offering period. See Number of Shares; Expiration Date.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our discretion, and our determination will be final and binding. We are not under any duty to give notification of any defects or irregularities in any notice of withdrawal and we will not incur any liability for failure to give any such notification.

Any shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer and, if certificates representing such shares have been submitted, they will be returned in accordance with the instructions of the withdrawing stockholder. Withdrawn shares may be re-tendered for purposes of the Offer prior to the expiration date by following one of the procedures described in Procedures for Tendering Shares.

CONDITIONS OF THE OFFER

The Offer is conditioned on the satisfaction of the Minimum Condition. Based on the issued and outstanding common stock of 4,834,974 shares of Class A Common Stock and 50 shares of Class B Common Stock, and outstanding options and warrants to acquire up to an additional 732,173 shares as of November 19, 2002, the number of shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition is 2,783,599. The Company has been advised that its executive officers and directors, who collectively hold 3,397 shares of common stock or less than 1% of the outstanding common stock on a fully diluted basis, intend to tender their shares into the Offer, unless to do so would create potential liability pursuant to the short-swing profit provisions of
Section 16 of the Exchange Act.

Notwithstanding any other provision of the Offer, it is conditioned on, and we shall have the right to amend or terminate the Offer and not accept for payment or pay for any shares tendered if any of the following conditions exist:

      (1) any order, decree, ruling, judgment, injunction, statute, rule, or regulation has been promulgated, entered, enforced, enacted, or issued by any Governmental Entity (as defined in the Acquisition Agreement) of competent jurisdiction, that has the effect of (A) prohibiting or Materially limiting the ownership or operation by the Company or us, or any of its or our respective subsidiaries of all or any Material portion of the business or assets of the Company or any of its subsidiaries or compelling the Company, the Purchaser, or SBI, or any of their subsidiaries to dispose of or hold separate all or any Material portion of the business or assets of the Company, the Purchaser, or SBI, or any of their subsidiaries, (B) prohibiting or making illegal the consummation of the Offer or consummation of the Merger or the other transactions contemplated by the Acquisition Agreement, or (C) Materially limiting the rights of ownership of the Purchaser or SBI, or any other affiliate of SBI with respect to the Company common stock (and SBI shall have received a certificate duly executed on behalf of the Company to the effect that the conditions described in this clause (1) have been satisfied);

      (2) (A) the representations of the Company contained in Article V of the Acquisition Agreement will not be true and correct in all Material respects (or if the representation is already qualified as to Materiality, shall fail to be true and correct as so qualified) as of the expiration date of the Offer or if such representations speak as of an earlier date, as of such earlier date, or
(B) the Company will have failed to comply in all Material respects with its covenants and agreements contained in the Acquisition Agreement, except, in either such case to the extent that the breach thereof would not reasonably be expected to have a Material Adverse Effect on the Company (and SBI shall have received a certificate duly executed on behalf of the Company to the effect that the conditions described in this clause (2)(A) have been satisfied);

      (3) All Material consents, approvals, and authorizations required to be obtained by SBI prior to the confirmation of the Offer and the Merger by the parties hereto from any Governmental Entity will not have been obtained (and SBI shall have received a certificate duly executed on behalf of the Company to the effect that the conditions described in this clause (3) have been satisfied);

      (4) (A) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the Nasdaq National Market, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) a commencement of or Material acceleration or worsening of a war, armed hostilities, acts of terrorism, or other national or international crisis involving the United States, that taken together, has a Material Adverse Effect, or (D) a Material limitation (whether or not mandatory) by any Governmental Entity that Materially and adversely affects the extension of credit by banks or other lending institutions in the United States;

      (5) The Company has not entered into a payment plan with the Internal Revenue Service related to previously unremitted withholding tax in the amount of approximately $5,000,000 as of November 19, 2002, that provides for equal payments over a period of three years or more; or

      (6) the Acquisition Agreement will have been terminated in accordance with its terms.

Subject to the terms of the Acquisition Agreement, the foregoing conditions are for our sole benefit and may be asserted by or may be waived by us in whole or in part at any time and from time to time prior to the expiration date, in our reasonable discretion. Under the terms of the Acquisition Agreement, we can, and at the request of the Company will, (a) extend the Offer from time to time beyond the then current expiration date if at that date (or any applicable extension of that date) any of the conditions to the Offer set forth in clauses
(1), (2), (3), (4) and (5) above will not be satisfied or waived, until those conditions have been satisfied or waived; provided that if any of the conditions to the Offer set forth in clause (2) above will not be satisfied or waived, we may (but are not required to) extend the expiration date of the Offer beyond the then current expiration date; provided further, that if all conditions other than the Minimum Condition are satisfied or waived, we may on one occasion extend the Offer beyond the then current expiration date for a period of up to 20 business days, and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; provided, however, that the expiration date of the offering period will not in any event be extended beyond February

28, 2003.

PURPOSE AND CONSEQUENCES OF THE TENDER OFFER

The intent of the Offer is to enable us to acquire at least a majority, and up to all, of the outstanding common stock of the Company as computed on a fully diluted basis. This Offer is being made pursuant to the Acquisition Agreement and is intended to assure that the Merger can be completed. The Merger is intended to result in our ownership of all of the equity of the Company. The purchase of shares in this Offer will reduce the number of shares available for public trading and could adversely affect the liquidity for, and the value of, shares held by any remaining public stockholders. On completion of the Merger, or if the number of stockholders of the Company is reduced below 300 and the Company makes an appropriate application with the SEC, the Company's reporting obligations as a publicly-held company would be terminated and the public market for its common stock eliminated.

Depending upon the number of shares purchased pursuant to this Offer, the shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. for continued inclusion on the Nasdaq SmallCap Market. Continued inclusion on the Nasdaq SmallCap Market requires that an issuer have (i) one of the following: (a) stockholders' equity of at least $2,500,000, (b) a market capitalization of at least $35,000,000, or (c) net income from continuing operations (in the latest fiscal year or 2 of the last 3 fiscal years) of at least $500,000, (ii) at least 500,000 publicly-held shares held by at least 300 round lot stockholders with a market value of at least $1,000,000, (iii) a minimum bid price per share of at least $1.00 and (iv) at least 2 market makers. In addition an issuer must comply with Nasdaq's corporate governance requirements. If the Company fails to meet these requirements subsequent to the completion of the Offer, its common stock could be de-listed from Nasdaq.

If the Nasdaq SmallCap Market were to cease to publish quotations for the shares, it is possible that the shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

Exchange Act Registration. The Company's shares of Class A Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the shares are not listed on a national securities exchange and are not held by 300 or more holders of record. The Company currently meets the first requirement, since the Nasdaq Market is not a national securities exchange as that term is defined pursuant to the Exchange Act. Termination of registration of the Class A Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to seek to cause the Company to apply for termination of registration of the shares under the Exchange Act as soon after the completion of this Offer as the requirements for such termination are met unless we are then proceeding with the Merger. If the Nasdaq SmallCap Market listing and the Exchange Act registration of the shares are not terminated prior to the Merger, then the shares will be de-listed from the Nasdaq SmallCap Market and the registration of the shares under the Exchange Act will be terminated following the consummation of the Merger.

The shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit using the shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the shares of common stock of the Company will no longer qualify as margin securities and, consequently, could not be used to secure loans made by brokers.

Stockholders of the Company who sell their shares into this Offer will cease to have any equity interest in the Company and will no longer participate in its potential for earnings and any future growth. If the Merger is consummated, the equity interests of any remaining stockholders of the Company, other than us and those stockholders validly exercising their right to appraisal of their shares under Delaware law, will be eliminated in exchange for the right to receive cash consideration pursuant to the Merger. Stockholders properly exercising their appraisal rights will no longer have an interest in the Company, other than the right to receive the fair value of their shares as determined in a judicial proceeding. Stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their shares in this Offer or the subsequent Merger.


The primary benefit of the Offer and the Merger to the stockholders of the Company is that such stockholders are being afforded an opportunity to sell all of their shares for cash at a price which represents a premium of approximately 9% over the average closing market price of the Class A Common Stock over the 30 trading days prior to the public announcement of the Acquisition Agreement, although the offer price represents a discount of 15% to the market price of the Class A Common Stock on the day prior to the public announcement of the Acquisition Agreement.


Plans for the Company. Pursuant to the terms of the Acquisition Agreement, promptly upon the purchase of and payment for any shares tendered into this Offer, we are entitled to appoint at least a majority of the board of directors of the Company, subject to the requirement in the Acquisition Agreement that until the effective time of the Merger at least three members of the Company's board of directors will be current incumbents who qualify as independent directors and who are not current or former executive officers of the Company.

We intend to continue to evaluate the business and the operations of the Company during the pendency of this Offer.

After consummation of the Offer, we intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management, and personnel and will consider, subject to the terms of the Acquisition Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors, management, or dividend policy, although, except as disclosed above, we have no current plans with respect to any such matters.

The Acquisition Agreement provides that the directors and officers of the Purchaser at the effective time of the Merger will be the initial directors and officers of the Company subsequent to the Merger.

FINANCIAL FAIRNESS OF THE OFFER

The board of directors of the Company approved the Acquisition Agreement and has determined that this Offer and the Merger are fair to, advisable to, and in the best interests of, the Company and its stockholders. The board of directors of the Company has received the opinion of Gerard Klauer Mattison dated November 21, 2002, that the $1.70 per share to be received by the stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to the stockholders of the Company. Based on the foregoing, the board of directors of the Company recommends that the stockholders of the Company tender their shares into the Offer. The recommendation of the Company and the fairness opinion provided by Gerard Klauer Mattison are described in more detail in the Solicitation/Recommendation Statement of the Company on Schedule 14D-9, which is being mailed to the stockholders of the Company together with this Offer to Purchase. Stockholders are urged to read the Solicitation/Recommendation Statement in its entirety prior to making a decision to tender their shares into this Offer, as such statement contains important information.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following summary of material United States federal income tax consequences of the purchase of shares pursuant to this Offer applies only to stockholders who are "United States Persons" (as defined below) and is based on the Internal Revenue Code of 1986, as amended to date (the "Code"), applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from this Offer. Your tax treatment may vary depending upon your individual circumstances and you are strongly advised to consult your own tax advisor with respect to the specific tax consequences to you of participating (or not participating) in the Offer.

Sales of shares of common stock by stockholders of the Company pursuant to the Offer will be taxable transactions for United States federal income tax purposes as to United States Persons. The transaction likely will also be a taxable transaction under applicable state, local, and foreign tax laws. No ruling as to any matter discussed in this summary has been requested or received from the United States Internal Revenue Service.

United States Tax Treatment of United States Persons. As used herein, the term "United States Person" means a beneficial owner of shares of common stock that is: (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or
(iv) a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code.

Under the Code, a sale of shares by a United States Person pursuant to the Offer generally will be treated as a taxable transaction with respect to the tendering stockholder. Such a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's adjusted basis in the shares sold. Generally, recognized gain or loss will be capital gain or loss, assuming the shares were held as capital assets, and will be long-term capital gain or loss if the shares have been held for more than one year. Certain types of stockholders, however (including insurance companies, tax-exempt organizations, financial institutions, broker dealers, stockholders who are not United States Persons, stockholders who acquired their shares upon the exercise of options or otherwise as compensation, and stockholders who hold their shares as part of a straddle, hedging, or similar transaction), may be subject to special rules not discussed herein.

Capital gain recognized by a United States Person who is an individual upon the sale of a capital asset that has been held for more than one year will generally be subject to United States federal income tax at a rate not to exceed 20%. Capital gain recognized from the sale of a capital asset held by such an individual for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer that is a United States Person will be subject to tax at the regular tax rates applicable to the corporation.

Capital losses recognized by an individual in any tax year may be used to offset capital gains for that year plus up to $3,000 in ordinary income for that year. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to offset capital gains plus $3,000 of annual ordinary income in any future taxable year. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of gains from the sale of capital assets. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and applied against capital gains in the three preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the five succeeding taxable years.

United States Backup Withholding. "Backup withholding" at a rate of 30% will apply to payments made to stockholders pursuant to the Offer unless: (i) in the case of a United States Person, the stockholder has furnished the stockholder's taxpayer identification number in the manner prescribed in applicable Treasury Regulations, has certified under penalties of perjury that such number is correct, has certified as to no loss of exemption from backup withholding, and meets certain other conditions; or (ii) in the case of a stockholder that is not a United States Person, the stockholder has furnished proof of its non-United States Person status. Any amounts withheld from payments made to stockholders pursuant to the Offer under the backup withholding rules generally will be allowed as a refund or a credit against such stockholder's United States federal income tax liability, provided the required information is furnished to the IRS.

To avoid the imposition of the backup withholding, stockholders who are United States Persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal, and stockholders who are non-United States Persons should submit to the Depositary Form W-8BEN. Stockholders should consult their tax advisors to determine whether or not they will be treated as a United States Person for purposes of backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE UNITED STATES FEDERAL INCOME TAX LAW AND OTHER RELEVANT AUTHORITIES NOW IN EFFECT, WHICH ARE SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL, NON-UNITED STATES OR OTHER TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE RULES DESCRIBED ABOVE.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

Under the terms of the Acquisition Agreement, we can, and at the request of the Company will, (1) extend the Offer from time to time beyond the then current expiration date if at that date (or any applicable extension of that date) any of the conditions to the Offer set forth in clauses (i), (ii), (iii), (iv) and
(v) of the annex to the Acquisition Agreement (which are described above in The Offer-Conditions of the Offer) are not satisfied or waived, until those conditions have been satisfied or waived; provided that if any of the conditions to the Offer set forth in clause (ii) of the annex to the Acquisition Agreement will not be satisfied or waived, we may (but are not required to) extend the expiration date of the Offer beyond the then current expiration date; provided further, that if all conditions other than the Minimum Condition are satisfied or waived, we may on one occasion extend the Offer beyond the then current expiration date for a period of up to 20 business days, and (2) we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; provided, however, that the expiration of the offering period will not be extended in any event beyond February 28, 2003. Subject to the terms of the Acquisition Agreement, we also reserve the right, in our discretion, to provide a subsequent offering period during which shares tendered would be immediately accepted and not subject to withdrawal. We currently anticipate offering a subsequent offering period in the event that we have received tenders for less than 90% of the outstanding common stock on expiration of the Offer. However, our plans may change and there can be no assurance that we will exercise our right to extend this Offer or provide a subsequent offering period. During any extension, all shares previously tendered will remain subject to the Offer, except to the extent that such shares may be withdrawn. Subject to the terms of the Acquisition Agreement, we also expressly reserve the right, in our discretion, (a) to terminate the Offer and not accept for payment any shares not theretofore accepted for payment or, subject to regulations under the Exchange Act which require us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for shares upon the occurrence of any of the conditions specified above in Conditions of the Offer, by giving notice of such termination to the stockholders by making a public announcement thereof and (b) at any time or from time to time, amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a press release. In the event of an extension of the offering period or our election to provide a subsequent offering period, we will issue a press release or otherwise make a public announcement, which notice will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of shares to the extent required by Rules 14d-4 and 14d-6 under the Exchange Act.

If we materially change the terms of this Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. This rule prescribes the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer. The length of such minimum period will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that, in its view, an Offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time we publish, send, or give to holders of shares a notice that we will (a) increase or decrease the amount of the consideration payable or (b) increase (except for an increase not exceeding 2% of the outstanding subject shares) or decrease the percentage of subject shares sought.

                                   THE MERGER

The Acquisition Agreement provides for us to proceed with the Merger on successful completion of this Offer, in the event that not all of the outstanding shares of the Company's common stock are tendered into this Offer and acquired by us. The Acquisition Agreement provides for the merger of Purchaser into the Company in a transaction in which the Company will be the surviving corporation. In connection with the Merger, all of the outstanding shares of the common stock of the Company, other than those shares held by us or by those stockholders validly exercising their right to appraisal of their shares under Delaware law, will be converted into the right to receive $1.70 per share (or such higher price as is paid in the Offer). All outstanding options and warrants to acquire common stock of the Company with an exercise price of less than $1.70 (or such higher price as is paid in the Offer) will be converted into the right to receive the difference between the exercise price and $1.70 per share (or such higher price as is paid in the Offer). All outstanding options and warrants with an exercise price of $1.70 per share (or such higher price as is paid in the Offer) or more will be terminated. Subsequent to the Merger, we will be the sole equity owner of the Company.

In the event that we acquire at least 90% of the outstanding shares of Class A Common Stock of the Company in this Offer, the Merger will not require a vote of the Company's stockholders and no meeting of the stockholders of the Company will be called. In the event that we acquire less than 90%, the Merger must be approved by the stockholders of the Company under applicable Delaware law. If a stockholder vote is required, to the extent required by applicable law, the Company will set a record date, and prepare and file a proxy statement or an information statement with the SEC. On clearance by the SEC, the proxy statement or information statement will be mailed to the Company's stockholders.

In the event that a vote of the Company's stockholders is required to effect the Merger, the Acquisition Agreement requires us to vote the shares of Company common stock that we acquire in this Offer in favor of the Merger. Since the Offer is conditioned on us obtaining at least a majority of the outstanding shares of common stock of the Company on a fully diluted basis, and the Class B Common Stock is not entitled to vote with respect to the Merger or the Acquisition Agreement, upon successful completion of the Offer, we will own more than 50% of the outstanding shares of Class A Common Stock. Accordingly, we will have sufficient shares to assure the adoption and approval of the Merger by the Company's stockholders.

The completion of the Merger is subject to certain conditions as described under The Acquisition Agreement and Other Agreements--Acquisition Agreement.

The Merger will be completed as quickly as practicable following the Offer, in the event that a vote of the Company's stockholders is not required, or following the meeting of the stockholders of the Company or approval of the Merger by written consent, in the event that a stockholder vote is required.

APPRAISAL RIGHTS

Holders of the Company's common stock are not entitled to appraisal rights in connection with the Offer.

If the Merger is consummated, however, holders of shares of common stock of the Company at the effective time of the Merger who do not vote in favor of, or consent to, the Merger will have rights under Section 262 of the General Corporation Law of the State of Delaware to demand appraisal of their shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. The value so determined could be more or less than, or the same as, the price per share of common stock to be paid pursuant to the Merger.


The Company will provide stockholders with a notice with respect to their appraisal rights, including a copy of Section 262, prior to the Merger. Any stockholder wishing to exercise the right to demand appraisal under Section 262 of the General Corporation Law of the State of Delaware must satisfy each of the following conditions:

      o deliver to the Company a written demand for appraisal of the stockholder's shares before the vote on the Merger, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder's shares;

      o not vote the stockholder's shares of the Company's common stock in favor of the Merger at the special meeting, so that any stockholder that submits a proxy and wishes to exercise appraisal rights must mark the proxy to vote against the Merger or abstain from voting on the Merger, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger; and

      o continuously hold the shares from the date of making the demand through the effective time of the Merger.

Only a stockholder of record of shares of the Company's common stock issued and outstanding immediately before the effective time of the Merger is entitled to assert appraisal rights for the shares of the Company's common stock registered in that stockholder's name.

Within 10 days after the effective time of the Merger, the surviving corporation must send a notice as to the effectiveness of the Merger to each former stockholder of the Company who (1) has made a written demand for appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware and (2) has not voted to approve and adopt, nor consented to, the Merger.

Within 120 days after the effective time of the Merger, any former stockholder of the Company who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

Within 120 days after the effective date of the Merger, either the surviving corporation or any stockholder that has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of the Company's common stock held by all such stockholders. The Company is under no obligation to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the fact that appraisal proceedings are pending. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.


The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262, a copy of which has been filed as Exhibit (f) to the Schedule TO. Failure to follow the steps that
Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

                 THE ACQUISITION AGREEMENT AND OTHER AGREEMENTS

BACKGROUND OF THE TRANSACTION


Early in 2001, the Company's executive management, including Mr. Jean-Philippe Maheu, Chief Executive Officer and Mr. John Roberts, Chief Financial Officer, commenced discussions with various parties about the possibility of making an investment in the Company, acquiring the Company or acquiring certain assets of the Company. The Company commenced these discussions due to, among other considerations, the write-off of substantial goodwill during the fourth quarter of fiscal year 2000, declining revenues and in a desire to strengthen its capital position and to maximize shareholder value. During 2001, the Company signed twenty-four confidentiality agreements relating to various potential investment and acquisition opportunities, and had varying levels of discussion relating thereto. Six companies commenced due diligence investigations of the Company. Of those six, three had meetings with members of the Company's management, including Mr. Maheu, Mr. Roberts, and Mr. Robert Lord, the Company's Chief Operating Officer. None of these three investigations resulted in an investment or acquisition offer for various reasons, including the inability of the Company and the other parties to agree on pricing and the Company's ongoing restructuring efforts.


During the first week of August of 2001, Mr. Ty Mattingly, SBI's Executive Vice President of Corporate Development, and Mr. Karl Wilhelm, SBI's Chief Technology Officer, met in New York with Mr. John Roberts to introduce SBI to the Company and to learn more about the Company. The Company and SBI signed a non-disclosure agreement on August 6, 2001 and, pursuant to that agreement, made certain information regarding the respective companies available to each other.

In early August of 2001, SBI representatives, including Mr. Mattingly, Mr. Tim Pierce, SBI's Chief Financial Officer, and Mr. Mark Ostler, SBI's Vice President of Finance, met with Mr. Maheu and Mr. Roberts at the Company offices where members of Company management, including Mr. Maheu, Mr. Roberts and Mr. Lord made presentations about the Company, its areas of expertise and strength and its financial statements. As a result of these informational meetings, there were a number of email and telephone exchanges, primarily between Mr. Mattingly of SBI and Mr. Roberts of the Company, in order to determine what additional steps might be appropriate and to provide follow-up data. During this period, a number of potential transactions were explored on a preliminary basis, including the acquisition of certain assets by SBI, the acquisition of the Company by SBI, and the merger of SBI into the Company.

On August 24, 2001, SBI delivered a non-binding indication of interest to the Company, in which SBI stated that it would be interested in purchasing certain assets from the Company and if a number of conditions could be resolved satisfactorily (including the resolution of tax, accounting, liability and valuation issues, the Company's resolution of lease obligations with respect to facilities not required in the Company's operations and the disposition of certain unprofitable operations) SBI would consider acquiring the Company. During September of 2001, management of SBI and the Company engaged in several conference calls to further develop an understanding of each other's business, management and personnel. On September 20, 2001, there were meetings held at the Company's offices in San Francisco and New York between the regional operating management of the two companies to discuss each other's businesses and to continue the due diligence process.

On October 2nd and 3rd of 2001, senior management of SBI, including Mr. Ty Mattingly and Mr. Ned Stringham, the Chief Executive Officer of SBI, and members of the Company's management, including Mr. Maheu, Mr. Roberts and Mr. Lord, met in the Company's New York offices to discuss further the Company's clients, operations, personnel and financial position. Throughout October of 2001, SBI continued to perform due diligence and the parties discussed a draft merger agreement sent to the Company by SBI on September 5, 2001. During the second week of November of 2001, SBI determined that the timing was not appropriate for a business combination with the Company for a number of reasons, including the ongoing restructuring efforts at the Company and the price of the Company's stock, which reached a level above the valuation of the Company that SBI was willing to consider in connection with a potential transaction.

Between December of 2001 and August of 2002, after discussions with SBI had broken off, the Company entered into nine additional confidentiality agreements with other potential participants to explore various strategic alternatives with respect to investing in or acquiring the Company or its assets and liabilities. Of those nine, six resulted in exchanges of detailed information about the Company and meetings with Mr. Roberts and Mr. Maheu. Of those six, four resulted in more extensive management meetings and one of them resulted in an exclusivity agreement with a party that proposed to invest capital into the Company subject to certain conditions. That arrangement terminated in mid April 2002. None of the other discussions led to a definitive agreement or proposal for a transaction primarily because the interested parties wanted to purchase only selected assets of the Company which was unacceptable to the Company since the sale of the identified assets would have substantially reduced the operations of the Company, could have increased the losses associated with the Company's operations, and may not have generated sufficient funds to prevent the dissolution or liquidation of the Company.

During January of 2002, Mr. Mattingly of SBI and Mr. Roberts of the Company recommenced discussions regarding a potential acquisition transaction. A number of possible transactions, including a proposal whereby the Company would acquire certain assets of SBI were discussed. Discussions involving selling these assets to the Company were discontinued based on SBI's concerns that the post-transaction valuation placed on the Company by the public marketplace would not be sufficiently high to make the transaction acceptable to SBI.

From February through late March of 2002, the Company and SBI continued periodic discussions and meetings regarding various potential transactions. In order to demonstrate its serious interest in pursuing a transaction with the Company, SBI submitted a draft acquisition agreement to the Company during the second week of March. In late March of 2002, the discussions between SBI and the Company were again terminated based on their inability to reach even a general agreement on the relative valuation of SBI and the Company.

From May through August of 2002, the Company continued discussions with four of the nine companies mentioned above regarding several different strategic alternatives.

In September of 2002, the Company determined that a business combination transaction would be advisable in order for the Company to meet its business objectives and maintain and grow its customer base. It engaged Gerard Klauer Mattison & Co., Inc., an investment-banking firm ("GKM"), to formalize the process of finding a strategic partner for a business combination transaction with the Company.


During the first week of September of 2002, SBI and the Company again resumed discussions regarding a potential acquisition of the Company by SBI. On September 5, 2002, SBI sent the Company a non-binding letter indicating that SBI continued to be interested in pursuing a transaction with the Company and was willing to enter into negotiations for the acquisition of the Company for cash, subject to the completion of due diligence. On September 5, 2002, Mr. Mattingly met with Mr. Maheu and Mr. Roberts in New York City to discuss a potential acquisition of the Company by SBI. Between September 5, 2002 and October 18, 2002, the Company and SBI had discussions with respect to ongoing due diligence underlying the transaction, including those matters affecting valuation of the Company, and the alternatives available to the Company for resolution with the Internal Revenue Service of issues regarding certain unpaid taxes.


In September 2002, GKM contacted twenty-one (21) potential strategic partners, including SBI and certain of those previously contacted by the Company. Between September 11th and 17th of 2002, GKM sent out a total of thirteen non-disclosure agreements, of which ten were returned signed.

Between September 12 and October 31 of 2002, GKM sent out confidential information packets to the ten companies that signed the non-disclosure agreements and set up six management meetings with the potential buyers.

On October 18, 2002, consistent with the time frame and submission process established by GKM, SBI sent the Company a non-binding indication of interest to purchase all of the outstanding shares of the Company at a cash purchase price between $1.70 and $1.80 per share, subject to additional financial due diligence. On October 18, 2002, GKM also received two proposals from parties other than SBI. These proposals were for majority investments in the Company. SBI's proposal was the only cash proposal for 100% of the outstanding shares of the Company and only offer that would result in a payment to the Company's shareholders. Therefore, the Company considered SBI's October 18, 2002, indication of interest to be more favorable than those received from the two other parties mentioned above. Based on the Company's evaluation of the competing proposals, SBI and the Company continued discussions concerning the most advantageous manner for SBI to acquire the Company. SBI and the Company determined that the most efficient manner in which to acquire the Company would be by entering into an acquisition agreement and commencing a tender offer for all the outstanding shares of the Company. During the last week of October 2002, SBI and the Company began negotiating a proposed acquisition agreement.


During the period from the last week of October through November 18, 2002, SBI conducted additional due diligence, including financial due diligence on the Company. As part of this due diligence, Mr. Mattingly, Mr. Pierce and Mr. Ostler of SBI met with Mr. Maheu, Mr. Roberts and Mr. Lord in New York on November 5 and 6, 2002 to discuss the Company's business and financial performance. Based on the results of its due diligence and its conclusions regarding valuation of the Company, SBI informed the Company that it was unwilling to pay a purchase price of more than $1.70 per share.


At a meeting held on the evening of November 21, 2002, the Company's Board of Directors approved the Acquisition Agreement and determined that the potential transaction was fair to, advisable to and in the best interests of the stockholders and the Company. The Company informed SBI that its Board of Directors had approved the transaction. SBI's board of directors also met on November 21 and approved the transaction and the related agreements. The Acquisition Agreement was executed on the evening of November 21, 2002, and the transaction was announced publicly through a press release issued jointly by the Company and SBI before the opening of trading in the Company's stock on the Nasdaq SmallCap Market on November 22, 2002. Under the terms of the Acquisition Agreement, SBI committed to commence the Offer for the Company's outstanding shares at $1.70 per share, and to complete the acquisition of the remaining shares of the Company, through the Merger, following conclusion of the Offer. SBI's acquisition of the Company is subject to several conditions, including that more than 50% of the outstanding shares of the Company's common stock, calculated on a fully diluted basis, be tendered into SBI's tender offer.

ACQUISITION AGREEMENT

The following summary of certain provisions of the Acquisition Agreement is qualified in its entirety by reference to the Acquisition Agreement, which is incorporated herein by reference. A copy of the Acquisition Agreement has been filed as Exhibit (d)(1) to the Schedule TO. The Acquisition Agreement may be examined and copies may be obtained at the places and in the manner set forth in Additional Information. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Acquisition Agreement.

The Offer. The Acquisition Agreement provides for us to make this Offer. The terms of the Offer are described above under The Offer. Our obligation to accept for payment and pay for shares tendered into the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in The Offer--Conditions of the Offer. As of the time we accept shares for payment, each holder of shares of the Company who has tendered such shares for payment will sell and assign to us all right, title and interest in and to all of such shares tendered (including, but not limited to, such holder's right to any and all dividends and distributions with a record date before, and a payment date after, the scheduled or extended expiration date).

The Merger. The Acquisition Agreement provides that, following the consummation of the Offer, subject to the terms and conditions of the Acquisition Agreement:
(i) SBI Purchase Corp. will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of SBI Purchase Corp. will cease; (ii) the Company will be the surviving corporation in the Merger and will continue to be governed by the laws of the State of Delaware; (iii) the directors and officers of SBI Purchase Corp. will become the directors and officers of the Company; (iv) the separate corporate existence of the Company with all its rights, privileges, immunities, powers, and franchises will continue unaffected by the Merger; and (v) the Company will succeed to and assume all the rights and obligations of SBI Purchase Corp.

At the effective time of the Merger: (i) each outstanding share of Company common stock not held by us, other than shares held by those stockholders validly exercising their right to appraisal of their shares under Delaware law, shall be converted into the right to receive $1.70 per share (or such higher price as is paid in the Offer), payable without interest; (ii) each issued and outstanding share of SBI Purchase Corp. common stock will be converted into and become one fully paid and nonassessable share of Class A Common Stock of the Company; (iii) each share of Company common stock that was previously owned by the Company as treasury stock and each share owned by us will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefore; and (iv) each outstanding share of Company common stock held by stockholders validly asserting their right of appraisal under Delaware Law shall be converted into the right to receive the fair value of their shares as determined in the judicial proceeding. From and after the effective time of the Merger, all shares of Company common stock held by remaining stockholders, other than shares held by us, will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive $1.70 per share (or such higher price as is paid in the Offer), without interest, or, in the case of stockholders validly asserting their rights of appraisal, the amount determined by the court, all upon the surrender of the certificate(s) representing the shares.

Our obligations and the Company's obligations to effect the Merger are subject to the satisfaction, on or prior to the Closing Date (as defined in the Acquisition Agreement), of each of the following conditions: (i) the Merger, the Acquisition Agreement and all transactions contemplated thereby will have been adopted by the requisite vote of the stockholders of the Company, to the extent required by the General Corporation Law of the State of Delaware; (ii) No preliminary or permanent injunction or other order by any foreign court having appropriate jurisdiction or of any federal or state court preventing consummation of the Merger having been issued and continuing in effect, and the Merger and the other transactions contemplated hereby not being prohibited by any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity; (iii) no domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger; and (iv) the Minimum Condition shall have been satisfied and the Offer completed.

The board of directors of the Company has adopted resolutions and taken such other actions as it deemed to be required or appropriate to provide that, immediately prior to the earlier to occur of (a) the completion of the Offer (provided that more than 80% of the Company shares have been validly tendered and not withdrawn prior to the final expiration of the Offer), and (b) the effective time of the Merger, each unexercised and outstanding option to purchase Company shares under any of the Company's Amended and Restated 1997 Stock Option and Incentive Plan, 1999 Stock Incentive Plan, 2000 Non-Officer Stock Incentive Plan and 2002 Stock Incentive Plan (individually a "Company Option" and collectively the "Company Options") will fully vest and become exercisable. Each unexercised and outstanding Company Option will be canceled without any action on the part of the holder of the option upon the earlier to occur of (a) the completion of the Offer (provided that more than 80% of the Company shares have been validly tendered and not withdrawn prior to the final expiration of the Offer) and (b) the effective time of the Merger. The holder of each Company Option so cancelled and each warrant that has an exercise price of less than $1.70 per share (or such higher price per share as is paid in the Offer) will thereafter be entitled to receive a payment of cash equal to the amount per share by which $1.70 (or such higher price as is paid in the Offer) exceeds the exercise price of the option or warrant, as applicable. Payments to holders of Company Options and Warrants may be subject to withholding obligations under the Code or any provision of state, local or foreign tax law.

The Acquisition Agreement provides that effective upon the purchase of and payment by us for shares tendered into this Offer representing a majority of the outstanding stock, we will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's board of directors that is equal to the percentage of the common stock of the Company we own on a fully diluted basis. The Company will, upon our request, use its reasonable efforts either to promptly increase the size of the Company's board of directors or secure the written resignations of such number of its incumbent directors, or both, as is necessary to enable our designees to be elected to the Company's board of directors. At the same time, the Company will, upon our request, also cause the persons designated by us to constitute the same percentage (rounded up to the next whole number) as is on the Company's board of directors of (i) each committee of the Company's board of directors; (ii) each board of directors (or similar body) of each Company subsidiary; and (iii) each committee (or similar body) of each such board.

In the event that our designees are elected to the board of directors of the Company, then, until the effective time of the Merger, the Company will cause its board of directors to have at least three directors who were directors on November 19, 2002 and were not officers of the Company or its subsidiaries as of such date, for purposes of meeting the continued listing requirements of The Nasdaq SmallCap Market (the "Independent Directors"). In no event will the requirement to have at least three Independent Directors result in our designees constituting less than a majority of the Company's board of directors unless we will have failed to designate a sufficient number of persons to constitute at least a majority. Furthermore, if the number of Independent Directors is reduced below three for any reason whatsoever (or if immediately following consummation of the Offer there are not at least three then-existing directors of the Company who (1) are Qualified Persons (as defined below) and (2) are willing to serve as Independent Directors, then the number of Independent Directors required under the Acquisition Agreement will be one, unless the remaining Independent Director is able to identify a Qualified Person willing to serve as an Independent Director, in which case the remaining Independent Director will be entitled to designate one or more Qualified Persons to fill the vacancies, and the designated Qualified Person will be deemed to be an Independent Director for purposes of the Acquisition Agreement, or if no Independent Directors then remain, the other Directors will be required to designate three Qualified Persons to fill the vacancies, and the persons so designated will be deemed to be Independent Directors for purposes of the Acquisition Agreement. For purposes of the Acquisition Agreement, a "Qualified Person" is a person who is not an officer or affiliate of the Company or us or any of its or our respective subsidiaries and who is reasonably acceptable to us. If our designees constitute at least a majority of the board of directors of the Company after this Offer and prior to the effective time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) will be required to (i) amend or terminate the Acquisition Agreement by the Company; (ii) take any other action of the board of directors of the Company under or in connection with the Acquisition Agreement that in any manner would adversely affect the Company's stockholders, as determined by the Independent Directors; or (iii) exercise or waive any of the Company's rights under the Acquisition Agreement.

Pursuant to the Acquisition Agreement, if required by Delaware law in order to consummate the Merger, the Company will promptly (i) duly call, give notice of, convene, and hold a special meeting of its stockholders to obtain the approval of the holders of the Company common stock of the Merger, the Acquisition Agreement and the transactions contemplated thereby; (ii) prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and the Acquisition Agreement and use commercially reasonable efforts to obtain and furnish the information required to be included in the statement by the SEC and, after consultation with us respond promptly to any comments made by the SEC and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders;
(iii) include in the Proxy Statement the recommendation of the Company's board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Acquisition Agreement; and (iv) use commercially reasonable efforts to secure the approval of stockholders, including, if necessary, soliciting proxies from its stockholders.

The Acquisition Agreement provides that we will vote, or cause to be voted, all of the shares then owned by us, in favor of the approval of the Merger and adoption of the Acquisition Agreement.

Until the earlier of the termination of the Acquisition Agreement pursuant to its terms or the effective time, the Company has agreed to cause its business to be conducted only in the ordinary course of business.

Pursuant to the Acquisition Agreement, without our prior written consent, during the period from the date of the Acquisition Agreement and continuing until the earlier of its termination or the effective time, the Company will not do any of the following:

      (a) sell or pledge or otherwise encumber any stock owned by it in its subsidiaries;

      (b) amend its certificate of incorporation or bylaws or permit the amendment of any of its subsidiaries' formation or organizational documents;

      (c) split, combine or reclassify any shares of its capital stock;

      (d) declare, set aside, make or pay any dividend or other distribution payable in cash, stock or property or any combination thereof with respect to its capital stock;

      (e) enter into an agreement to do any of (a) through (d);

      (f) issue, authorize the issuance of or sell any additional shares of, or issue, reissue or grant any option, warrant, call, commitment, subscription, stock appreciation right, right to purchase or agreement of any character to acquire any shares of, its capital stock, except for the vesting of Company Options and the exercise of vested Company Options and vested warrants;

      (g) redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock;

      (h) enter into any Material amendment or termination of any Material contract, agreement or license to which it is a party other than in the ordinary course of business, unless the Company, after using commercially reasonable efforts, is unable to avoid entering into such amendment or termination;

      (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof;

      (j) sell or otherwise dispose of any of its assets other than in the ordinary course of business, excluding the sale of immaterial assets of the Company that in the good faith belief of the Company are not necessary to the operation of its business;

      (k) enter into any joint venture or partnership or acquire majority ownership of any business entity which involves an investment by the Company in the aggregate in excess of $75,000;

      (l) incur any indebtedness for borrowed money or guarantee any obligation of a third party other than trade payables in the ordinary course of business;

      (m) issue any debt securities;

      (n) or enter into any contract, agreement, commitment or arrangement with respect to any of (e) through (l);

      (o) grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer or employee, except as disclosed to us in connection with the execution of the Acquisition Agreement or grant any severance or termination pay (other than pursuant to policies or agreements of the Company in effect on November 21, 2002, and disclosed to us) or pay any "parachute payment" within the meaning of
Section 280G of the Code to, or enter into any Material employment, consulting, compensation, severance, termination or other form of agreement with, any executive officer, director, employee or independent consultant or advisor, whether past, present or future, for the Company;

      (p) Materially increase benefits payable under, or broaden eligibility for, its current severance or termination pay policies, or except as required by applicable domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity, regulations or court order, adopt, enter into, or amend to increase the benefits payable under, or broaden eligibility for, any Benefit Plan (as defined in the Acquisition Agreement);

      (q) take any action which violates any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitration award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties which would have a Material Adverse Effect;

      (r) (i) incur, pay or be subject to any obligation to make any payment of, or in respect of, any Tax (as defined in the Acquisition Agreement) on or before the effective time of the Merger, except in the ordinary course of business or
(ii) agree to extend or waive any statute of limitations on the assessment or collection of any Tax;

      (s) factor or sell or agree to factor or sell its accounts receivable or any portion thereof;

      (t) change or agree to change any Material terms with any of its vendors or suppliers except in the ordinary course of business;

      (u) make any Material change in its payroll and payroll tax payment practices;

      (v) make any capital expenditures in excess of $50,000 in the aggregate per calendar quarter;

      (w) make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or United States generally accepted accounting principles; or

      (x) make expenditures or incur obligations with respect to the matters referenced below prior to the completion of the Offer (i) in excess of the aggregate amounts set forth in the Acquisition Agreement for (A) the fees of Gerard Klauer Mattison, (B) the fees for the Fairness Opinion, (C) the legal, accounting and similar fees and expenses in connection with the Offer (provided, however, that the restrictions identified in this paragraph do not apply to limit any reasonable legal fees resulting from any shareholder or similar litigation that arises subsequent to the commencement of the Offer and is a result of the Offer), and (D) insurance; and (ii) employee, officer and director severance or termination payments with respect to the employee categories identified in the Acquisition Agreement.

If the Company violates the restriction set forth in clause (x) above, we may deem each such breach, failure, expenditure, or incurrence to be a Material Adverse Effect for purposes of terminating the Acquisition Agreement.

The Acquisition further provides that the Company will, pending the Merger:

      (a) use its commercially reasonable best efforts to (i) preserve intact the business and organization of the Company; (ii) keep available to itself and us the present services of the employees of the Company; (iii) preserve to itself and us the goodwill of the customers and clients of the Company and others with whom business relationships exist; and (iv) maintain in full force and effect at the same levels of coverage all the currently existing insurance;

      (b) maintain its books, accounts and records in accordance with United States generally accepted accounting principles applied on a basis consistent with the Most Recent Balance Sheet (as defined in the Acquisition Agreement);

      (c) pay or discharge its current liabilities and accounts payable and properly accrue or provide for deferred liabilities in the ordinary course of business consistent with past practice, except for such liabilities as may be subject to a good faith dispute or counterclaim and for which adequate reserves have been established; and

      (d) collect its accounts receivable in the ordinary course of business consistent with past practice.

The Company agreed to cease immediately and cause to be terminated any discussions or negotiations existing as of the date of the Acquisition Agreement with any person (other than us) with respect to any offer, inquiry or proposal for, any transaction that has as a purpose a business combination or merger, a sale of all or a substantial portion of the assets of the Company or any of its subsidiaries, an issuance or sale of all or a substantial portion of debt or equity of the Company or any of its subsidiaries or a transaction comparable to or similar to the Merger or one that would prevent or materially impede the Merger (any such transaction being an "Alternative Transaction"). The Acquisition Agreement provides that the Company, its subsidiaries and the respective directors, officers, agents, representatives, affiliates, stockholders and any other persons acting on any of their behalf shall not directly or indirectly (a) solicit offers, inquiries or proposals for, or entertain any offer, inquiry or proposal to enter into, any Alternative Transaction, (b) provide information to any other person regarding the Company or any subsidiary (except in the ordinary course of business), except as required by domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity, regulation or court order, (c) conduct any discussions or negotiations regarding, or enter into any agreement, arrangement or understanding regarding, or approve, recommend or propose publicly to approve or recommend, an Alternative Transaction, or (d) agree to do any of the foregoing. The Acquisition Agreement further provides that the Company will not release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party, other than agreements with the Company's customers and suppliers entered into in the ordinary course of business.

Notwithstanding the foregoing restrictions relating to Alternative Transactions, in response to an unsolicited offer, inquiry or proposal from any person with respect to an Alternative Transaction, the Company (and its directors, officers, agents, representatives, affiliates, stockholders and other persons acting on its behalf) may furnish information to or participate in discussions with such person if the Company's board of directors determines after consultation with counsel, that to fail to provide such information and/or participate in discussions with such person would constitute a breach of its fiduciary duties; provided, however, that the Company shall, prior to providing such information or participating in such discussions, advise us that the Company will do so. If the Company proposes to enter into a definitive agreement in connection with an Alternative Transaction, it shall first provide us with the details of the transaction (including a copy of all written agreements, correspondence and other documents relating to the transaction) and a reasonable period of time (which cannot be less than two (2) business days) during which we may propose changes to the transaction provided for by the Acquisition Agreement. If our proposed changes are superior or substantially similar to the Alternative Transaction, the Company's board of directors is obligated to recommend our revised proposal to the extent not inconsistent with the board's fiduciary duties. If the Company does enter into a definitive agreement in connection with an Alternative Transaction, it will, concurrently with the execution and delivery of such agreement, pay or cause to be paid to us the Termination Fees (as defined below).

The Company has agreed to ensure that the officers and directors of the Company and its subsidiaries, and any investment banker, attorney or other advisor or representative retained by the Company or any of its subsidiaries, or providing services to the Company or any of its subsidiaries, in connection with the transactions contemplated by the Acquisition Agreement are aware of the restrictions relating to Alternative Transactions described in the Acquisition Agreement. It is understood that any violation of the restrictions relating to Alternative Transactions by any of the foregoing persons shall be deemed to be a breach of the restrictions relating to Alternative Transactions by the Company.

The Company has agreed to use all commercially reasonable efforts to complete the Merger on an expeditious basis notwithstanding any offer, inquiry or proposal with respect to, or the existence of, an Alternative Transaction.

The Acquisition Agreement provides that the Company's Solicitation/Recommendation Statement on Schedule 14D-9 is required to include the recommendation of the Company's board of directors with respect to the Offer and the Merger, including as they may be amended in response to an Alternative Transaction; provided that such recommendation need not be made or, if previously made, may be withdrawn, modified or amended to the extent the Company's board of directors has determined that the failure to take such action would be inconsistent with their fiduciary duties under applicable domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity in accordance with the restrictions on Alternative Transactions.

The Acquisition Agreement provides that, for a period of six years after the closing of the Merger, the Company will maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Company may provide policies of at least the same coverage containing terms and conditions that are substantially similar in substitution for the current policies) with respect to matters occurring prior to the effective time of the Merger. In no event will the Company be required to expend more than $1,500,000 for the policies of insurance. Under the Acquisition Agreement, we have agreed to cause the Company to continue to indemnify individuals serving as directors and officers of the Company from all losses, claims, damages, and expenses relating to any claim arising out of their service as a director or officer of the Company or its subsidiaries, except in circumstances where the Company is prohibited from indemnifying directors and officers under Delaware law or where the claims are expressly excluded from indemnification under the provisions of the Acquisition Agreement. We have agreed to cause the Company to reimburse directors and officers for any expenses as such expenses are incurred and prior to the ultimate resolution of the matter.

Pursuant to the Acquisition Agreement, the Company has made customary representations and warranties to us with respect to, among other things, its organization, capitalization, subsidiaries, and authority relative to the transactions, the binding effect of the Acquisition Agreement on the Company, approvals by its board of directors, the vote of its stockholders required to effect the transactions, the consents and approvals necessary for the Company to consummate the transactions, the Company's financial statements and public filings, conduct of the Company's business, its liabilities, litigation involving the Company, any default by the Company under its organizational documents and its Material contracts, its employee benefit plans, taxes, contracts, real and personal property, intellectual property, labor matters, compliance with applicable laws, environmental matters, and accounts receivable, information that the Company may provide in the Proxy Statement, if required, information that the Company provides in the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, the opinion of the Company's financial advisor, its insurance, brokers that may be entitled to any fees from the Company, and its personnel.

Certain representations and warranties in the Acquisition Agreement made by the Company are qualified as to "Materiality" or "Material Adverse Effect." For purposes of the Acquisition Agreement and this Offer, the term "Material" means material to the business, assets, financial condition, or results of operations of a party to the Acquisition Agreement and its subsidiaries, taken as a whole. "Material Adverse Effect" means any change, effect, occurrence or state of facts that is materially adverse to the business, financial condition, operations or results of operations of a person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the Acquisition Agreement provides that the following will not be deemed to be a Material Adverse Effect: (i) changes in domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity (including without limitation, common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles;
(ii) any change in the relationship of a party and its subsidiaries with their respective employees, customers and suppliers, which change results from the announcement, pendency, or consummation of the transactions and actions contemplated in the Acquisition Agreement; or (iii) receipt by the Company of any notice regarding the de-listing, or the actual de-listing, of the Company's Class A Common Stock from The Nasdaq SmallCap Market.

We made customary representations and warranties to the Company with respect to, among other things, our organization, capitalization, and authority relative to the transactions, the binding effect of the Acquisition

Agreement on us, our compliance with our organizational documents and applicable laws; the consents and approvals necessary for us to consummate the transactions, our lack of ownership of any common stock of the Company, any default by us under our organizational documents and material contracts to which we are a party, litigation, and our financial ability and resources to consummate the Offer and the Merger.

The Acquisition Agreement may be terminated and the transactions contemplated by the Acquisition Agreement may be abandoned at any time before the effective time of the Merger, whether before or after stockholder approval thereof:

      (a) by mutual written agreement of us and the Company, provided that any such agreement that occurs after the completion of the Offer must have been duly and unanimously authorized by all of the Independent Directors;

      (b) by either us or the Company if: (i) the consummation of the Offer has not occurred by February 28, 2003, provided that the party seeking to terminate the Acquisition Agreement pursuant to the provisions described in this clause has not breached in any Material respect its obligations under the Acquisition Agreement in any manner that has contributed to the failure of the consummation of the Offer on or before February 28, 2003; (ii) there is any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity that prohibits or makes the consummation of the Offer or the Merger illegal, or if an order, decree, ruling, judgment or injunction has been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable; or (iii) at the meeting (if any) of the Company's stockholders called to approve the Merger and the Acquisition Agreement (including any adjournment or postponement thereof), the approval of the stockholders has not been obtained, if required by applicable domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity, unless the failure to obtain the approval of the stockholders is the result of a Material breach of the Acquisition Agreement by the party seeking to terminate the Acquisition Agreement;

      (c) by the Company if (i) we have failed to commence this Offer within 10 business days of the date of the Acquisition Agreement or we make a change in the Offer not permitted by the Acquisition Agreement; (ii) there has been a Material breach by us of any of our representations, warranties, covenants, or agreements set forth in the Acquisition Agreement (and such breach cannot be or has not been cured in all Material respects within 10 days after the receipt of notice thereof); or (iii) the Company's board of directors has withdrawn its recommendation of this transaction or has entered into a definitive agreement with respect to an Alternative Transaction; or

      (d) by us if (i) there has been a Material breach by the Company of any representation, warranty, covenant, or agreement set forth in the Acquisition Agreement (and such breach cannot be or has not been cured in all Material respects within 10 days after the receipt of notice thereof); or (ii) the Company's board of directors has withdrawn its recommendation of the Acquisition Agreement or this Offer or has recommended or entered into a definitive agreement with respect to an Alternative Transaction.

If the Acquisition Agreement is terminated by us as a result of an event described in clauses (c)(iii) or (d)(ii) above, the Company shall pay a termination fee of $400,000 and reimburse our expenses up to $500,000 provided that an Alternative Transaction occurs within six months of such termination. If the Acquisition Agreement is terminated by us as a result of an event described in clause (d)(i) above then the Company shall reimburse our expenses up to $500,000 and if the Company accepts an offer for or enters into a definitive agreement relating to an Alternative Transaction within six months of the such termination, it shall also pay us a termination fee of $400,000.

CONFIDENTIALITY AGREEMENT

We entered into a Confidentiality Agreement with the Company dated August 6, 2001 (the "Confidentiality Agreement"), in connection with the disclosure of confidential information by us to the Company to facilitate our discussions concerning a potential business transaction. The following summary of certain provisions of the

Confidentiality Agreement is qualified in its entirety by the Confidentiality Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(2) to the Schedule TO.

Under the terms of the Confidentiality Agreement, the parties agreed that the Company will keep certain information disclosed by us to the Company confidential and not to disclose such information other than in connection with the Company's activities with us and to take all reasonable precautions to prevent inadvertent disclosure of the confidential information. The Company has also agreed not to use, copy or transfer the confidential information, not to make any written use of or reference to our name or trademarks for any business purpose or make any use of our facilities for any activity unrelated to our express business purposes and interests under the Confidentiality Agreement.

In the Acquisition Agreement, we agreed that we are subject to the terms and conditions of the Confidentiality Agreement and that we will keep the information we receive pursuant to the Acquisition Agreement confidential in accordance with the terms of the Confidentiality Agreement.

                  SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER

COMMITMENT LETTER

If all 4,834,974 shares of Class A Common Stock and 50 shares of Class B Common Stock outstanding on November 19, 2002, are tendered into the Offer, the purchase price to be paid by us would be an aggregate of $8,219,591. Any shares that are not tendered and any unexercised stock options and warrants will be acquired or terminated in the Merger, if completed. Unexercised stock options will be cancelled and will represent the right to receive per share the amount by which $1.70 (or such higher price as is paid in the Offer) exceeds their exercise price. We estimate the cost of acquiring these options and warrants at approximately $334,275.

The necessary funds will come primarily from the proceeds of a loan from the Lenders to SBI Holdings Inc., which will make such proceeds available to us. The loan will be made pursuant to the Commitment Letter dated November 19, 2002, entered into by SBI Holdings and Cerberus Capital Management, L.P. Cerberus agreed to make the funds available from one or more accounts or funds managed by Cerberus. The Commitment Letter is subject to a number of conditions, including the negotiation and execution of definitive loan documents satisfactory to the parties, the satisfaction of the conditions to this Offer, and the lack of material adverse changes in the Company as specified in the Commitment Letter.

The following summary of certain provisions of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter, which is incorporated herein by reference. A copy of the Commitment Letter has been filed as Exhibit (b) to the Tender Offer Statement on Schedule TO. The Commitment Letter may be examined and copies may be obtained at the places and in the manner set forth in Additional Information.

The Commitment Letter provides for a loan in the principal amount of up to $12 million that will bear interest at 16% per annum. The loan is due on June 16, 2008. The loan is unsecured. The Commitment Letter provides for a commitment fee of $125,000 and a funding fee of $125,000. In addition, SBI Holdings has agreed to reimburse the Lenders for all of their expenses incurred in connection with the loan. We anticipate repaying this loan from funds generated from our operations, including, subsequent to the completion of the Offer and Merger, the operations of the Company, or other financial resources available to us. We have not made arrangements for any alternative source of financing. The financing is not a condition to the Offer.

In connection with the closing of the loan, SBI Holdings will also issue to the Lenders warrants to acquire up to 13,182,023 shares of the common stock of SBI Holdings. The warrants will be exercisable for an 8-year period at an exercise price of $1.00 per share. The exercise price can be paid in cash or through a cashless exercise.

REPRESENTATIVES

We have retained Georgeson Shareholder Securities Corporation to act as Dealer Manager in connection with the

Offer. Georgeson Shareholder Securities Corporation will receive usual and customary fees in connection with this Offer, including reimbursement for certain expenses for its services as Dealer Manager. Georgeson Shareholder Securities Corporation will also be indemnified against certain liabilities in connection with its engagement as Dealer Manger, including certain liabilities under the federal securities laws.

We have retained Georgeson Shareholder Communications, Inc. to act as Information Agent and Alpine Fiduciary Services, Inc., to act as Depositary in connection with the Offer. The Information Agent and Depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay brokerage commissions in connection with the purchase of shares tendered into the Offer. Registered holders of common stock that tender their shares directly to the Depositary will not incur any brokerage commissions. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, upon request, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in this Offer.

                       LEGAL MATTERS; REGULATORY APPROVALS

GENERAL

Except as described below, based on information provided by the Company, neither we nor the Company is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by our acquisition of shares as contemplated herein, or of any approval or other action by a domestic or foreign governmental, administrative, or regulatory agency or authority that would be required for the acquisition and ownership of the shares by us as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval will be sought or action taken. If there are certain material changes to the regulatory environment, we could decline to accept for payment or pay for any shares tendered. See The Offer--Conditions of the Offer for certain conditions to the Offer, including conditions with respect to governmental actions.

In general, Section 203 of the General Corporation Law of the State of Delaware prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with such Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder with certain exceptions. The Company has elected in its Certificate of Incorporation not to be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware.

A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in or which have substantial assets, stockholders, principal executive offices, or principal places of business or whose business operations otherwise have substantial economic effect in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

Under the Hart-Scott-Rodino Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. We believe that the Offer and Merger are exempt from such requirements and do not propose to make a filing.

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of shares pursuant to this Offer in which we seek to acquire the remaining shares not held by us. We believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of this Offer and, in the Merger, stockholders will be entitled to receive the same price per share as paid in this Offer.

                             ADDITIONAL INFORMATION

The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files with the SEC periodic reports, proxy statements and other information relating to its business, financial condition and other matters. The Company is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with the Company, and other matters. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of such material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549.

The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, such as the Company. The SEC's web site address is http://www.sec.gov. Information regarding the Company may also be obtained at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006, or at its website, http://www.nasdaq.com.

This Offer constitutes part of a Tender Offer Statement on Schedule TO filed with the SEC by us pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all other exhibits thereto are incorporated by reference into this Offer.

We will provide without charge to each person to whom a copy of this Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Tim Pierce at SBI and Company, 2825 East Cottonwood Parkway, Suite 480, Salt Lake City, Utah 84121 (telephone: (801) 733-3200). In order to ensure timely delivery of the documents prior to the expiration date, any such requests should be made by December 31, 2002.

                                   SCHEDULE A

   DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS OF SBI HOLDINGS INC.,
                     SBI AND COMPANY, AND SBI PURCHASE CORP.

1.    SBI HOLDINGS INC.

A.    DIRECTORS AND EXECUTIVE OFFICERS

Name, Business Address,            Current Position and                      Other Occupations for Previous
and Citizenship                    Dates of Service                          Five Years, If Applicable
---------------------------------  ----------------------------------------  -----------------------------------------
Robert Davenport                   Director (1998-present)                   Managing Director of Cerberus Capital
450 Park Avenue, 28th Floor                                                  Management, L.P. (1996-present);
New York, NY 10022                                                           B.A. University of California, 1988
United States

Howard D. Mirowitz                 Director (1999-present)                   Private investor and consultant
1845 Port Barmouth Place                                                     (2000-present); Vice-President,
Newport Beach, CA 92660                                                      Mitsubishi Electronics America
United States                                                                (1989-2000); Director, Virtual Service
                                                                             Corporation (1997-1999); Member,
                                                                             Technical Standards Board, Information
                                                                             Technology Industry Council
                                                                             (1996-2000); Director, Interactive
                                                                             Multimedia Association (1994-1997);
                                                                             A.B., Dartmouth College, 1973; M.B.A.
                                                                             Wharton School of Finance and Commerce,
                                                                             University of Pennsylvania, 1977

W. E. Stringham                    Director, President and Chief Executive   From 1995 to 1997, Mr. Stringham served
2825 Cottonwood Parkway            Officer (1998-present)                    as President of Impact Partners; From
Suite 480                                                                    1990 to 1995, Mr. Stringham worked for
Salt Lake City, UT 84121                                                     McKinsey & Company; M.B.A. Harvard
United States                                                                University, 1990; B.S. University of
                                                                             Utah, 1987

Kurt B. Larsen                     Director (1998-present)                   From 1992 to 1997, Mr. Larsen worked
136 Heber Avenue                   Managing Partner, Black Diamond Capital   for Aurora Capital Partners L.P. (a
Suite 304                          Partners, LLC, a Park City, Utah based    private equity fund based in Los
Park City, UT 84060                merchant banking firm; Mr. Larsen also    Angeles, CA) serving as an associate,
United States                      serves as Chairman of Global Promo        Vice-President and principal; While at
                                   Group, Inc., Chairman of ProMost, Inc.,   Aurora, Mr. Larsen oversaw and executed
                                   and as a Director of Roller Bearing       investments in several companies and
                                   Holding Company, Altius Health Plans      served as a Director of the following
                                   (formerly PacifiCare of Utah), SBI and    companies:  Roller Bearing Company of
                                   Company, and Annexus Mobile Solutions     America (1992-1997), Aftermarket
                                   Inc.                                      Technology Corporation (1994-1997,
                                                                             NASDAQ "ATAC") and Astor Holdings, Inc.
                                                                             (1995-1997); Prior to his experience at
                                                                             Aurora, Mr. Larsen worked as an
                                                                             associate at both WSGP Partners, a
                                                                             leveraged buy-out firm founded by
                                                                             William E. Simon, and Drexel Burnham
                                                                             Lambert Inc. in Beverly Hills, CA; Mr.
                                                                             Larsen attended the University of Utah
                                                                             from 1982-1987

Ronald Nathan Goldstein            Director (1998-present)                   B.S. Brooklyn College, Brooklyn, New
450 Park Avenue, 28th Floor        Managing Director, Cerberus Capital       York; Master in Operations Research,
New York, NY 10022                 Management, L.P.; Vice-President          Stanford University, 1972; Masters in
United States                      Macandrews and Forbes; Director of        Business Administration, Wharton
                                   Mergers and Acquisitions, Pitney Bowes    Graduate Business School, 1974

L. Tim Pierce                      Executive Vice-President, Chief           From 1988 to 1999, Mr. Pierce worked
2825 Cottonwood Parkway            Financial Officer and Secretary           for Mrs. Fields Original Cookies, Inc.,
Suite 480                          (1999-present)                            in the positions of Senior
Salt Lake City, UT 84121                                                     Vice-President, Chief Financial Officer
United States                                                                and Corporate Secretary; B.S. in
                                                                             Accounting, Brigham Young University,
                                                                             1976

Ty Mattingly                       Executive Vice-President, Corporate       Director, Omniture 2000 to present;
2825 Cottonwood Parkway            Development (1998-present)                Director, Tractus 2001 to present;
Suite 480                                                                    Director, Vultus 2001 to present; From
Salt Lake City, UT 84121                                                     1997 to 1998, Mr. Mattingly worked for
United States                                                                Novonyx, as Director and Senior
                                                                             Vice-President of Sales and Business
                                                                             Development; Director, Freeport 2000 to
                                                                             2001; Mr. Mattingly worked at Novell in
                                                                             the following positions: Vice-President
                                                                             of Strategic Relations and Corporate
                                                                             Development (1996 to 1997) and
                                                                             Executive Director of the Office of the
                                                                             Chairman (1993 to 1996)

None of the foregoing persons: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

B.    SBI HOLDINGS INC. CONTROLLING PERSONS

Madeleine L.L.C. a New York limited liability company, holds the controlling interest in SBI Holdings Inc.


Name, Business Address,            Current Position and                     Other Occupations for Previous
and Citizenship                    Dates of Service                         Five Years, If Applicable

---------------------------------  ---------------------------------------  ------------------------------------------

Stephen A. Feinberg                Sole Managing Member of                  None
450 Park Avenue, 28th Floor        Madeleine L.L.C.*
New York, NY 10022                 (1996-present); Managing Director of
United States                      Cerberus Capital Management, L.P.
                                   (1992-present)

*In such capacity, Mr. Feinberg exercises discretion and authority over Madeleine L.L.C.

Madeleine L.L.C. is a company that regularly purchases securities and extends loans on behalf of various funds and managed accounts controlled by Mr. Feinberg. Neither Madeleine L.L.C. nor Mr. Feinberg: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


2.    SBI AND COMPANY DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS

Name, Business Address,          Current Position and                        Other Occupations for Previous
and Citizenship                  Dates of Service                            Five Years, If Applicable
-------------------------------  ------------------------------------------  -----------------------------------------
W. E. Stringham                  Director and President (1998-present)       See Above

Kurt B. Larsen                   Director (1998-present)                     See Above

L. Tim Pierce                    Executive Vice-President, Chief Financial   See Above
                                 Officer and Secretary (1999-present)

Ty Mattingly                     Executive Vice-President (1998-present)     See Above

None of the foregoing persons: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The sole shareholder of SBI and Company is SBI Holdings Inc.

3.    SBI PURCHASE CORP. DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS

Name, Business Address,          Current Position and                        Other Occupations for Previous
and Citizenship                  Dates of Service                            Five Years, If Applicable
-------------------------------  ------------------------------------------  -----------------------------------------
W. E. Stringham                  Director and President (2002-present)       See Above

L. Tim Pierce                    Director, Executive Vice-President, Chief   See Above
                                 Financial Officer and Secretary
                                 (2002-present)

Ty Mattingly                     Executive Vice-President (2002-present)     See Above

None of the foregoing persons: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The sole shareholder of SBI Purchase Corp. is SBI and Company.

                        The Depositary for the Offer is:

                         ALPINE FIDUCIARY SERVICES, INC.

           By Mail:                      By Facsimile Transmission                    By Hand:
                                     (for eligible institutions only):
Alpine Fiduciary Services, Inc.                                             17 State Street - 28th Floor
   c/o Georgeson Shareholder                   (201) 559-1162                    New York, NY 10004
     Communications, Inc.                                                         Attn: Les DeLuca
         P.O. Box 2065                 Confirm Facsimile Transmission
     South Hackensack, NJ                      by Telephone:
          07606-9974
                                               (201) 460-2213

Questions or requests for assistance or for additional copies of this Offer, the Letter of Transmittal, or other offering materials may be directed to the Information Agent at its address and telephone number set forth below.

                     The Information Agent for the Offer is:

                                     [LOGO]

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                           17 State Street, 10th Floor
                            New York, New York 10004

                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (866) 295-4326

                      The Dealer Manager for the Offer is:

                        Georgeson Shareholder Securities

                  GEORGESON SHAREHOLDER SECURITIES CORPORATION
                           17 State Street, 10th Floor
                            New York, New York 10004

                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (800) 445-1790


                                December 20, 2002